EXHIBIT 2.1
                                                                   -----------


                                                            EXECUTION COPY










                       AGREEMENT AND PLAN OF MERGER


                       DATED AS OF FEBRUARY 9, 2001


                                  among


                      POTOMAC ELECTRIC POWER COMPANY


                               NEW RC, INC.


                                   and


                                 CONECTIV




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                            TABLE OF CONTENTS
                                                                     Page

ARTICLE I THE MERGERS . . . . . . . . . . . . . . . . . . . . . . . . . 1

         1.1.    The Mergers  . . . . . . . . . . . . . . . . . . . . . 1
         1.2.    Closing  . . . . . . . . . . . . . . . . . . . . . . . 2
         1.3.    Effective Time . . . . . . . . . . . . . . . . . . . . 3
         1.4.    Effects of the Merger  . . . . . . . . . . . . . . . . 3
         1.5.    Certificate of Incorporation . . . . . . . . . . . . . 3
         1.6.    By-Laws  . . . . . . . . . . . . . . . . . . . . . . . 3
         1.7.    Officers and Directors of Surviving Corporations . . . 3
         1.8.    Effect on Parent and Conectiv Capital Stock  . . . . . 4
         1.9.    Form of Election . . . . . . . . . . . . . . . . . . . 7
         1.10.   Deemed Non-Election  . . . . . . . . . . . . . . . . . 8
         1.11.   Cancellation of HoldCo Common Stock  . . . . . . . . . 8
         1.12.   Conversion of Merger Sub A and Merger Sub B Common
                 Stock  . . . . . . . . . . . . . . . . . . . . . . . . 8
         1.13.   Shares of Dissenting Holders   . . . . . . . . . . . . 9
         1.14.   Anti-Dilution Provisions   . . . . . . . . . . . . . . 9
         1.15.   Further Assurances   . . . . . . . . . . . . . . . . . 9

ARTICLE II EXCHANGE OF CERTIFICATES . . . . . . . . . . . . . . . . .  10

         2.1.    Exchange Fund  . . . . . . . . . . . . . . . . . . .  10
         2.2.    Exchange Procedures  . . . . . . . . . . . . . . . .  10
         2.3.    Distributions with Respect to Unexchanged Shares . .  11
         2.4.    No Further Ownership Rights  . . . . . . . . . . . .  11
         2.5.    No Fractional Shares of HoldCo Common Stock  . . . .  11
         2.6.    Termination of Exchange Fund . . . . . . . . . . . .  11
         2.7.    No Liability . . . . . . . . . . . . . . . . . . . .  12
         2.8.    Investment of the Exchange Fund  . . . . . . . . . .  12
         2.9.    Lost Certificates  . . . . . . . . . . . . . . . . .  12
         2.10.   Withholding Rights   . . . . . . . . . . . . . . . .  12
         2.11.   Stock Transfer Books . . . . . . . . . . . . . . . .  12

ARTICLE III REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . .  13

         3.1.    Representations and Warranties of Conectiv . . . . .  13
         3.2.    Representations and Warranties of Parent . . . . . .  23

ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS  . . . . . . . .  30

         4.1.    Covenants of Conectiv  . . . . . . . . . . . . . . .  30
         4.2.    Covenants of Parent  . . . . . . . . . . . . . . . .  36
         4.3.    Advice of Changes; Governmental Filings  . . . . . .  39
         4.4.    Transition Planning  . . . . . . . . . . . . . . . .  39
         4.5.    Control of Other Party's Business  . . . . . . . . .  39
         4.6.    Payment of Dividends . . . . . . . . . . . . . . . .  40

ARTICLE V ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . .  40

         5.1.    Preparation of Proxy Statement; Stockholders
                 Meeting. . . . . . . . . . . . . . . . . . . . . . .  40
         5.2.    HoldCo Board of Directors  . . . . . . . . . . . . .  41





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         5.3.    Access to Information  . . . . . . . . . . . . . . .  41
         5.4.    Reasonable Best Efforts. . . . . . . . . . . . . . .  42
         5.5.    Acquisition Proposals  . . . . . . . . . . . . . . .  43
         5.6.    Conectiv Stock Options; Employee Benefits Matters. .  44
         5.7.    Fees and Expenses  . . . . . . . . . . . . . . . . .  46
         5.8.    Directors' and Officers' Indemnification and
                 Insurance. . . . . . . . . . . . . . . . . . . . . .  46
         5.9.    Public Announcements . . . . . . . . . . . . . . . .  48
         5.10.   Accountants' Letters   . . . . . . . . . . . . . . .  48
         5.11.   Listing of Shares of HoldCo Common Stock   . . . . .  48
         5.12.   Significant Presence; Community Support  . . . . . .  48
         5.13.   Parent Share Repurchase Program. . . . . . . . . . .  48
         5.14.   Conveyance Taxes   . . . . . . . . . . . . . . . . .  48

ARTICLE VI CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . .  49

         6.1.    Conditions to Each Party's Obligation to Effect the
                 Mergers  . . . . . . . . . . . . . . . . . . . . . .  49
         6.2.    Additional Conditions to Obligations of Parent . . .  50
         6.3.    Additional Conditions to Obligations of Conectiv . .  51

ARTICLE VII TERMINATION AND AMENDMENT . . . . . . . . . . . . . . . .  51

         7.1.    Termination  . . . . . . . . . . . . . . . . . . . .  51
         7.2.    Effect of Termination  . . . . . . . . . . . . . . .  54
         7.3.    Amendment  . . . . . . . . . . . . . . . . . . . . .  55
         7.4.    Extension; Waiver  . . . . . . . . . . . . . . . . .  55

ARTICLE VIII GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . .  55

         8.1.    Non-Survival of Representations, Warranties and
                 Agreements . . . . . . . . . . . . . . . . . . . . .  55
         8.2.    Notices  . . . . . . . . . . . . . . . . . . . . . .  56
         8.3.    Interpretation . . . . . . . . . . . . . . . . . . .  56
         8.4.    Counterparts . . . . . . . . . . . . . . . . . . . .  57
         8.5.    Entire Agreement; Third Party Beneficiaries  . . . .  57
         8.6.    GOVERNING LAW  . . . . . . . . . . . . . . . . . . .  57
         8.7.    Severability . . . . . . . . . . . . . . . . . . . .  57
         8.8.    Assignment . . . . . . . . . . . . . . . . . . . . .  57
         8.9.    Submission to Jurisdiction; Waivers  . . . . . . . .  57
         8.10.   Enforcement  . . . . . . . . . . . . . . . . . . . .  58
         8.11.   Definitions  . . . . . . . . . . . . . . . . . . . .  58
         8.12.   Other Agreements . . . . . . . . . . . . . . . . . .  59










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                       AGREEMENT AND PLAN OF MERGER

                 AGREEMENT AND PLAN OF MERGER, dated as of February 9, 2001 (this "Agreement"), among POTOMAC ELECTRIC POWER COMPANY, a corporation organized under the laws of the District of Columbia and the Commonwealth of Virginia ("Parent"), NEW RC, INC., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("HoldCo"), and CONECTIV, a Delaware corporation ("Conectiv").

                          W I T N E S S E T H :

                 WHEREAS, Conectiv and Parent have determined to engage in a business combination;

                 WHEREAS, in furtherance thereof the respective Boards of Directors of Conectiv, Parent and HoldCo have approved the consummation of a reorganization provided for in this Agreement, pursuant to which two wholly owned, newly formed subsidiaries of HoldCo will merge with and into Conectiv and Parent on the terms and conditions set forth in this Agreement (such transactions are referred to herein individually as the Conectiv Merger and the Parent Merger (as defined in Section 1.1(c)) and collectively as the "Mergers"), as a result of which the common stockholders of Conectiv and Parent will together own all of the outstanding shares of common stock of HoldCo and each share of each other class of capital stock of Conectiv and Parent shall be unaffected and remain outstanding;

                 WHEREAS, Parent, HoldCo and Conectiv desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the transactions contemplated hereby; and

                 WHEREAS, for federal income tax purposes, it is intended that the Mergers, taken together, qualify as a transaction described in
Section 351 of the Internal Revenue Code of 1986, as amended (the
"Code");

                 NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                ARTICLE I

                               THE MERGERS

                 1.1.     The Mergers.  (a)  To effectuate the
transactions contemplated herein, Parent shall cause the following corporations (together, the "Merger Subs") to be organized as wholly owned subsidiaries of HoldCo:


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                          (i)     Merger Sub A Corp., a corporation
         organized under the laws of the District of Columbia and the Commonwealth of Virginia ("Merger Sub A"), the articles of incorporation and bylaws of which shall be in such forms as shall be determined by Parent with the consent of Conectiv, which consent shall not be unreasonably withheld, and the authorized capital stock of which shall initially consist of 100 shares of common stock, without par value, which shall be issued to HoldCo at a price of $1.00 per share.

                          (ii)    Merger Sub B Corp., a corporation
         organized under the laws of the State of Delaware ("Merger
         Sub B"), the certificate of incorporation and bylaws of which shall be in such forms as shall be determined by Parent with the consent of Conectiv, which consent shall not be unreasonably withheld, and the authorized capital stock of which shall initially consist of 100 shares of common stock, par value $.01 per share, which shall be issued to HoldCo at a price of $1.00 per share.

                 (b) In connection with the organization of the Merger Subs, as soon as practicable following the creation of the Merger Subs, HoldCo shall: (a) designate the respective directors and officers of the Merger Subs; (b) cause the directors and officers of the Merger Subs to take such steps as may be necessary or appropriate to complete the organization of the Merger Subs; (c) cause the boards of directors of the Merger Subs to approve this Agreement; (d) adopt (as sole stockholder of each of the Merger Subs) this Agreement; (e) cause the Merger Subs to enter into and become parties to this Agreement; and (f) cause each Merger Sub to perform its obligations hereunder.

                 (c) Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.3):

                          (i) Merger Sub A shall be merged with and into Parent (the "Parent Merger") in accordance with the applicable provisions of the laws of the Commonwealth of Virginia and the District of Columbia. Parent shall be the surviving corporation in the Parent Merger ("Surviving Corporation A") and shall continue its corporate existence under the laws of the District of Columbia and the Commonwealth of Virginia. As a result of the Parent Merger, Parent shall become a subsidiary of HoldCo. The effects and consequences of the Parent Merger shall be as set forth in this Agreement and in
         Section 13.1-721 of the Virginia Stock Corporation Act (the "VSCA") and Section 29-370 of the Business Corporations Act of the District of Columbia (the "DCBCA").

                          (ii) Merger Sub B shall be merged with and into Conectiv (the "Conectiv Merger") in accordance with the




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         laws of the State of Delaware. Conectiv shall be the surviving corporation in the Conectiv Merger ("Surviving Corporation B") and shall continue its existence under the laws of the State of Delaware. As a result of the Conectiv Merger, Conectiv shall become a subsidiary of HoldCo. The effects and consequences of the Conectiv Merger shall be as set forth in this Agreement and in Sections 259-261 of the Delaware General Corporation Law (the "DGCL").

                 1.2. Closing. The closing of the Mergers (the "Closing") will take place at 10:00 a.m. (New York City time) on the fifth Business Day after the satisfaction or waiver of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in Article VI (the "Closing Date"), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York, 10017, unless another place is agreed to in writing by the parties hereto.

                 1.3. Effective Time. As part of the Closing, the parties hereto shall (i) file a certificate of merger (the "Conectiv Certificate of Merger") in such form as is required by and executed in accordance with the relevant provisions of the DGCL and make all other filings or recordings required under the DGCL and (ii) file certificates of merger (the "Parent Certificates of Merger", and together with the Conectiv Certificate of Merger, the "Certificates of Merger") with respect to the Parent Merger with the State Corporation Commission of Virginia pursuant to the relevant provisions of the VSCA and with the Mayor of the District of Columbia pursuant to the relevant provisions of the DCBCA and make all other filings or recordings required under the VSCA and the DCBCA. The Mergers shall become effective simultaneously and at such time on the Closing Date as Parent and Conectiv shall agree and is specified in the Certificates of Merger (the date and time the Mergers become effective being the "Effective Time").

                 1.4. Effects of the Merger. At and after the Effective Time, the Mergers will have the effects set forth in the VSCA, the DCBCA and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all property, rights, privileges, powers and franchises of Parent and Merger Sub A shall be vested in Surviving Corporation A, and all debts, liabilities and duties of Parent and Merger Sub A shall become debts, liabilities and duties of the Surviving Corporation A. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Conectiv and Merger Sub B shall be vested in the Surviving Corporation B, and all debts, liabilities and duties of Conectiv and Merger Sub B shall become the debts, liabilities and duties of the Surviving Corporation B.





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                 1.5.     Certificate of Incorporation.  At or prior to
the Effective Time, HoldCo shall adopt a certificate of incorporation substantially in the form attached hereto as Exhibit A, which shall be the certificate of incorporation of HoldCo following the Effective Time, until duly amended. The articles of incorporation of Parent as in effect at the Effective Time shall be the articles of incorporation of Surviving Corporation A until thereafter changed or amended as provided therein and under applicable law. The certificate of incorporation of Conectiv as in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation B until thereafter changed or amended as provided therein and under applicable law.

                 1.6. By-Laws. At or prior to the Effective Time, HoldCo shall adopt by-laws substantially in the form attached hereto as Exhibit B, which shall be the by-laws of HoldCo following the Effective Time, until duly amended. The by-laws of Merger Sub A as in effect immediately prior to the Effective Time shall be the by-laws of Surviving Corporation A following the Effective Time, until duly amended. The by-laws of Merger Sub B as in effect immediately prior to the Effective Time shall be the by-laws of Surviving Corporation B following the Effective Time, until duly amended.

                 1.7.     Officers and Directors of Surviving
Corporations. (a) The officers of Merger Sub A immediately prior to the Effective Time shall be the officers of Surviving Corporation A, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified. The directors of Merger Sub A immediately prior to the Effective Time shall be the directors of Surviving Corporation A until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified.

                 (b) The officers of Merger Sub B immediately prior to the Effective Time shall be the officers of Surviving Corporation B, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until the respective successors are duly elected and qualified. The directors of Merger Sub B immediately prior to the Effective Time shall be the directors of Surviving Corporation B until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified.

                 1.8.     Effect on Parent and Conectiv Capital Stock.
At the Effective Time, by virtue of the Mergers and without any action on the part of Parent, Merger Sub A, Merger Sub B, HoldCo, Conectiv or the holders of any of the following securities:

                 (a) Cancellation of Certain Common Stock. Each share of common stock, par value $1.00 per share, of Parent ("Parent



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Common Stock"), each share of common stock, par value $.01 per share, of
Conectiv ("Conectiv Common Stock") and each share of Class A common stock, par value $.01 per share, of Conectiv ("Class A Stock" and together with the Conectiv Common Stock, the "Conectiv Stock"), that are owned by Parent, Conectiv or any of their Subsidiaries (as defined in Section 8.11), shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                 (b) Conversion of Certain Common Stock. (i) Each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.8(a) and shares with respect to which the holder thereof duly exercises the right to dissent under applicable law) shall be converted into the right to receive one share of common stock, par value $.01 per share, of HoldCo ("HoldCo Common Stock") (the "Parent Merger Consideration").

                 (ii) (A) Each share of Conectiv Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.8(a) and shares with respect to which the holder thereof duly exercises the right to dissent under applicable law) shall be converted into the right to receive (x) $25.00 in cash (the "Conectiv Common Stock Cash Consideration") or (y) the number of validly issued, fully paid and nonassessable shares of HoldCo Common Stock (the "Conectiv Common Stock Share Consideration") determined by dividing
$25.00 by the Average Final Price (the "Conectiv Common Stock Exchange Ratio"); provided, however, that:

                 (1) if the Average Final Price is less than $19.50, the Conectiv Common Stock Exchange Ratio shall be 1.28205; and

                 (2) If the Average Final Price is greater than $24.50, the Conectiv Common Stock Exchange Ratio shall be 1.02041.

As used herein, the term "Average Final Price" shall mean the volume-weighted average (rounded to the nearest $0.0001) of the closing trading prices of Parent Common Stock on the New York Stock Exchange (the "NYSE"), as reported in the Wall Street Journal, Eastern Edition (or such other sources as the parties shall agree in writing), for the 20 Trading Days (as defined in Section 8.11) randomly selected by lot out of 30 consecutive Trading Days ending on the fifth business day immediately preceding the Closing Date. On the fourth Business Day immediately preceding the Closing Date, the parties hereto shall announce by press release the amount of the Average Final Price.

                 (B)     Each   share  of  Class   A  Stock   issued  and
outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.8(a) and shares with respect to which the holder thereof duly exercises the right to dissent under applicable law) shall be converted into the right to receive (x) $21.69 in cash (the "Class A Cash Consideration" and together with the Conectiv Common Stock


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Cash Consideration, the "Conectiv Cash  Consideration") or (y) the number of validly issued, fully paid and nonassessable shares of HoldCo Common Stock (the "Class A Share Consideration" and together with the Conectiv Common Stock Share Consideration, the "Conectiv Share Consideration") determined by dividing $21.69 by the Average Final Price (the "Class A Stock Exchange Ratio"); provided, however, that:

                 (1) if the Average Final Price is less than $19.50, the Class A Stock Exchange Ratio shall be 1.11227; and

                 (2) if the Average Final Price is greater than $24.50, the Class A Stock Exchange Ratio shall be 0.88528.

                 The Conectiv Common Stock Cash Consideration and the Conectiv Common Stock Share Consideration are referred to herein together as the "Common Stock Consideration". The Class A Cash Consideration and the Class A Share Consideration are referred to herein together as the "Class A Consideration". The Conectiv Cash Consideration and the Conectiv Share Consideration are referred to herein together as the "Conectiv Merger Consideration". The Conectiv Merger Consideration and the Parent Merger Consideration are referred to herein together as the "Merger Consideration".

                 (c) Stock Election. Subject to the immediately following sentence, each record holder of shares of Conectiv Stock immediately prior to the Effective Time shall be entitled to elect to receive shares of HoldCo Common Stock for all or any part of such holder's shares of Conectiv Stock (a "Stock Election"). Notwithstanding the foregoing, the sum (the "Stock Election Number") of (i) the aggregate number of shares of Conectiv Common Stock to be converted into the right to receive HoldCo Common Stock at the Effective Time and (ii) the product of 0.86757 and the aggregate number of shares of Class A Stock to be converted into the right to receive HoldCo Common Stock at the Effective Time, will be 50% of the sum of (x) the total number of shares of Conectiv Common Stock issued and outstanding as of the close of business on the third trading day prior to the Effective Time (excluding for these purposes shares to be cancelled pursuant to Section 1.8(a)) and (y) the product of 0.86757 and the total number of shares of Conectiv Class A Stock issued and outstanding as of the close of business on the third trading day prior to the Effective Time (excluding for these purposes shares to be cancelled pursuant to Section 1.8(a)).

                 (d) Stock Election Shares. As used herein, the term "Stock Election Shares" means shares of Conectiv Stock for which a Stock Election has been made and the term "Aggregate Stock Election Share Number" means the sum of (i) the aggregate number of shares of Conectiv Common Stock covered by Stock Elections and (ii) the product of (A) the aggregate number of shares of Class A Stock covered by Stock Elections and (B) 0.86757. If the Aggregate Stock Election Share Number exceeds the Stock Election Number, each Stock Election Share shall be converted into



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the right to receive shares of HoldCo Common Stock or cash in the following manner:

                 (i) a proration factor (the "Stock Proration Factor") shall be determined by dividing the Stock Election Number by the Aggregate Stock Election Share Number;

                 (ii) the number of Stock Election Shares covered by each Stock Election that will be converted into the right to receive HoldCo Common Stock shall be determined by multiplying the Stock Proration Factor by each of (A) the total number of shares of Conectiv Common Stock that are covered by such Stock Election and (B) the total number of Shares of Class A Stock that are covered by such Stock Election; and

                 (iii) each Stock Election Share other than those shares converted into the right to receive HoldCo Common Stock in accordance with Section 1.8(d)(ii), shall be converted into the right to receive cash in accordance with Section 1.8(f)(ii).

                 (e) Cash Election. Subject to the immediately following sentence, each record holder of shares of Conectiv Stock immediately prior to the Effective Time shall be entitled to elect to receive Conectiv Cash Consideration for all or any part of such holders' shares of Conectiv Stock (a "Cash Election"). Notwithstanding the foregoing, the sum (the "Cash Election Number") of (i) the aggregate number of shares of Conectiv Common Stock to be converted into the right to receive cash at the Effective Time and (ii) the product of 0.86757 and the aggregate number of shares of Class A Stock to be converted into the right to receive cash at the Effective Time, will be equal to (x) the sum of (I) the total number of shares of Conectiv Common Stock issued and outstanding as of the close of business on the third trading day prior to the Effective Time (excluding for these purposes shares to be cancelled pursuant to Section 1.8(a)) and (II) the product of 0.86757 and the total number of shares of Class A Stock issued and outstanding as of the close of business on the third trading day prior to the Effective Time (excluding for these purposes shares to be cancelled pursuant to Section 1.8(a)), minus (y) the Stock Election Number.

                 (f) Cash Election Shares. As used herein, the term "Cash Election Shares" means the shares of Conectiv Stock for which a Cash Election has been made and the term "Aggregate Cash Election Share Number" means the sum of (i) the aggregate number of shares of Conectiv Common Stock covered by Cash Elections and (ii) the product of (A) the aggregate number of shares of Class A Stock covered by Cash Elections and
(B) 0.86757. If the Aggregate Cash Election Share Number exceeds the Cash Election Number, each share of Conectiv Stock that is a Cash Election Share shall be converted into the right to receive cash or HoldCo Common Stock in the following manner:




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                 (i)      a proration factor (the "Cash Proration
Factor") shall be determined by dividing the Cash Election Number by the number of Aggregate Cash Election Share Number;

                 (ii) the number of Cash Election Shares covered by each Cash Election that will be converted into the right to receive Conectiv Cash Consideration shall be determined by multiplying the Cash Proration Factor by each of (A) the total number of shares of Conectiv Common Stock covered by such Cash Election and (B) the total number of shares of Class A Stock covered by such Cash Election; and

                 (iii) each Cash Election Share other than those shares converted into the right to receive cash in accordance with
Section 1.8(f)(ii), shall be converted into the right to receive HoldCo Common Stock in accordance with Section 1.8(d)(ii) (and cash in lieu of fractional shares).

                 (g) Mixed Election. Subject to the immediately following sentence, each record holder of shares of Conectiv Stock immediately prior to the Effective Time shall be entitled to elect to receive shares of HoldCo Common Stock for part of such holder's shares of Conectiv Stock and cash for the remaining part of such holder's shares of Conectiv Stock (the "Mixed Election" and, collectively with Stock Election and Cash Election, the "Election"). With respect to each holder of Conectiv Stock who makes a Mixed Election, the shares of Conectiv Stock such holder elects to be converted into the right to receive Conectiv Share Consideration shall be treated as Stock Election Shares for purposes of the provisions contained in Sections 1.8(c) and (d) and the shares such holder elects to be converted into the right to receive Conectiv Cash Consideration shall be treated as Cash Election Shares for purposes of the provisions contained in Sections 1.8(e) and (f).

                 (h) Preferred Stock Unchanged. Each share of the Parent Preferred Stock (as defined in Section 3.2(c)) shall be unchanged and shall remain outstanding as Parent Preferred Stock after the Mergers.

                 1.9. Form of Election. (a) Prior to the Effective Time, Parent shall appoint a bank or trust company as may be approved by Conectiv (which approval shall not be unreasonably withheld) as the exchange and paying agent (the "Exchange Agent") for the payment and exchange of the Merger Consideration.

                 (b) Parent shall prepare a form of election (the "Form of Election") which shall be subject to the approval of Conectiv (which approval shall not be unreasonably withheld or delayed) to be mailed by the Exchange Agent to the record holders of Conectiv Stock not more than 60 Business Days nor less than 20 Business Days prior to the Election Date. The Form of Election shall be used by each record holder of shares of Conectiv Stock who wishes to elect to receive HoldCo Common Stock or cash for any or all shares of Conectiv Stock held by such holder, subject to the provisions of Section 1.8. The Exchange Agent shall use reasonable efforts to make the Form of Election available to all persons who become holders of Conectiv Stock during the period between the record date (for the mailing of the Form of Election) and the Election Date. Any holder's election shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time, on the Business Day specified in the Form of Election (or a later Business Day specified by Parent in a subsequent press release) (the "Election Date"), which Election Date shall be two Business Days prior to the date on which the Effective Time will occur, a Form of Election properly completed and signed and accompanied by certificates that immediately prior to the Effective Time represented issued and outstanding shares of Conectiv Stock (the "Conectiv Certificates") representing the shares of Conectiv Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Conectiv (or by an appropriate guarantee of delivery of such Conectiv Certificates as set forth in such Form of Election from a firm which is an "eligible guarantor institution" (as defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended the "Exchange Act")); provided that such Conectiv Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery).

                 (c) Any Form of Election may be revoked by the stockholder submitting it to the Exchange Agent only by written notice received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Election Date. If a Form of Election is revoked, the Conectiv Certificate or Conectiv Certificates (or guarantees of delivery, as appropriate) for the shares of Conectiv Stock to which such Form of Election relates shall be promptly returned by the Exchange Agent to the stockholder of Conectiv submitting the same.

                 (d) Parent shall have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of Parent or the Exchange Agent in such matters shall be conclusive and binding. Neither Parent nor the Exchange Agent shall be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by Section 1.8, and all such computations shall be conclusive and binding on the holder of shares of Conectiv Stock.

                 1.10. Deemed Non-Election. For the purposes hereof, a holder of shares of Conectiv Stock who does not submit a Form of Election which is subsequently received by the Exchange Agent prior to the Election Date (the "Non Election Shares") shall be deemed not to have made a Cash Election, Stock Election or Mixed Election. If Parent or the Exchange Agent shall determine that any purported Election was not properly made, the shares subject to such improperly made Election shall be treated as Non Election Shares. Non Election Shares may be treated as Cash Election Shares or Stock Election Shares, as Parent shall determine.

                 1.11. Cancellation of HoldCo Common Stock. Each share of HoldCo Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled, and no consideration shall be delivered in exchange therefor.

                 1.12. Conversion of Merger Sub A and Merger Sub B Common Stock. (a) Each share of common stock, without par value, of Merger Sub A that is issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, without par value, of Surviving Corporation A.

                 (b) Each share of common stock, par value $.01 per share, of Merger Sub B that is issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $.01 per share, of Surviving Corporation B.

                 1.13. Shares of Dissenting Holders. Any issued and outstanding shares of Conectiv Stock, Parent Common Stock or Parent Preferred Stock held by a person who objects to the Mergers and complies with all applicable provisions of Section 262 of the DGCL, Section 13.1-730 of the VSCA and/or Section 29-373 of the DCBCA, as applicable, concerning the right of such person to dissent from the Mergers and demand appraisal of such shares ("Dissenting Holder") shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such Dissenting Holder with respect to such shares pursuant to applicable provisions of the DGCL, the VSCA and the DCBCA and, in the case of shares of Conectiv Stock and Parent Common Stock, shall not be converted as described in Section 1.8(b); provided, however, that shares outstanding immediately prior to the Effective Time and held by a Dissenting Holder who shall withdraw the demand for appraisal, or lose the right of appraisal of such shares, pursuant to Section 262 of the DGCL, Section 13.1-730 of the VSCA and/or
Section 29-373 of the DCBCA shall (i) in the case of shares of Conectiv Stock or Parent Common Stock, be deemed to be converted, as of the Effective Time, into the right to receive HoldCo Common Stock specified in Section 1.8(b) and cash in lieu of fractional shares in accordance with Section 2.5, without interest, and (ii) in the case of shares of Parent Preferred Stock be unchanged in and remain outstanding after the Mergers, without interest.

                 1.14. Anti-Dilution Provisions. In the event Conectiv or Parent, as applicable, (i) changes (or establishes a record date for changing) the number of shares of Conectiv Stock or Parent Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, stock combination, recapitalization, reclassification, reorganization or similar transaction with respect to the outstanding Conectiv Stock or Parent Common Stock or
(ii) pays or makes an extraordinary dividend or distribution in respect of Conectiv Stock or Parent Common Stock (other than a distribution referred to in clause (i) of this sentence) and, in either case, the record date therefor shall be prior to the Effective Time, the Conectiv Merger Consideration and/or the Parent Merger Consideration, as appropriate, shall be proportionately adjusted. Regular quarterly cash dividends and changes thereto shall not be considered extraordinary for purposes of the preceding sentence.

                 1.15. Further Assurances. At and after the Effective Time, the officers and directors of Surviving Corporation A will be authorized to execute and deliver, in the name and on behalf of Parent or Merger Sub A, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Parent or Merger Sub A, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation A any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Surviving Corporation A as a result of, or in connection with, the Parent Merger. At and after the Effective Time, the officers and directors of Surviving Corporation B will be authorized to execute and deliver, in the name and on behalf of Conectiv or Merger Sub B, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Conectiv or Merger Sub B, any other actions and things to vest, perfect or confirm of record or otherwise in Surviving Corporation B any right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Surviving Corporation B as a result of, or in connection with, the Conectiv Merger.

                                ARTICLE II

                         EXCHANGE OF CERTIFICATES

                 2.1. Exchange Fund. At or prior to the Effective Time, Parent and HoldCo shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Parent Common Stock and Conectiv Stock, sufficient cash and certificates representing HoldCo Common Stock to make all payments and deliveries pursuant to Article II. Any cash and certificates for HoldCo Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."

                 2.2. Exchange Procedures. As soon as reasonably practicable after the Effective Time (and in any case no later than 5 days thereafter), Surviving Corporation A and Surviving Corporation B shall cause the Exchange Agent to mail (a) to each record holder of a certificate that immediately prior to the Effective Time represented issued and outstanding shares of Parent Common Stock ("Parent Certificates" and together with the Conectiv Certificates, the "Certificates") and (b) to each record holder of an Conectiv Certificate immediately prior to the Effective Time who has not surrendered Conectiv Certificates representing all of the shares of Conectiv Stock owned by such holder pursuant to Section 1.9(b), a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as HoldCo may reasonably specify and (ii) instructions for effecting the surrender of such Certificates in exchange for the Parent Merger Consideration or the Conectiv Merger Consideration, as the case may be. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate representing, in the aggregate, the whole number of shares of HoldCo Common Stock that such holder has the right to receive pursuant to Section 1.8 (after taking into account all shares of Conectiv Stock or Parent Common Stock, as the case may be, then held by such holder) and/or
(B) a check in the amount equal to the cash that such holder has the right to receive pursuant to Sections 1.8, 2.3 and/or 2.5. No interest will be paid or will accrue on any cash payable pursuant to Section 1.8,
2.3 or 2.5. In the event of a transfer of ownership of Conectiv Stock or Parent Common Stock, as the case may be, which is not registered in the transfer records of Conectiv or Parent, as the case may be, a certificate representing, in the aggregate, the proper number of shares of HoldCo Common Stock and/or a check in the proper amount pursuant to Sections 1.8, 2.3 and/or 2.5 may be issued with respect to such Conectiv Stock or Parent Common Stock, as the case may be, to such a transferee if the Certificate formerly representing such shares of Conectiv Stock or Parent Common Stock, as the case may be, is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Persons who have submitted an effective Form of Election as provided in Section 1.9(b) and surrendered Certificates as provided therein shall be treated as if they have properly surrendered Certificates together with the letter of transmittal pursuant to this
Section 2.2.

                 2.3. Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to shares of HoldCo Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of HoldCo Common Stock that such holder would be entitled to receive upon surrender of such Certificate until such holder shall surrender such Certificate in accordance with
Section 2.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to such holder of shares of HoldCo Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective

Time theretofore paid with respect to such whole shares of HoldCo Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of HoldCo Common Stock.

                 2.4. No Further Ownership Rights. All shares of HoldCo Common Stock issued and cash paid upon conversion of shares of Parent Common Stock and Conectiv Common Stock in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Section 2.3 or 2.5) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Parent Common Stock and Conectiv Stock, as the case may be.

                 2.5.     No Fractional Shares of HoldCo Common Stock.
(a) No fractional shares of HoldCo Common Stock and no certificates or scrip representing fractional shares of HoldCo Common Stock shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of HoldCo or a holder of shares of HoldCo Common Stock.

                 (b) Notwithstanding any other provision of this Agreement, each holder of shares of Parent Common Stock or Conectiv Stock exchanged pursuant to the Mergers who would otherwise have been entitled to receive a fraction of a share of HoldCo Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of HoldCo Common Stock multiplied by (ii) the last sales price per share of Parent Common Stock reported on the NYSE Composite Tape as reported in The Wall Street Journal, Eastern edition, with respect to the Closing Date.

                 2.6. Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for twelve months after the Effective Time shall be delivered to HoldCo or otherwise on the instruction of HoldCo, and any holders of the Certificates who have not theretofore complied with this
Article II shall thereafter look only to HoldCo for the Merger Consideration with respect to the shares of Conectiv Stock formerly represented thereby to which such holders are entitled pursuant to Sections 1.8 and 2.2, any cash in lieu of fractional shares of HoldCo Common Stock to which such holders are entitled pursuant to Section 2.5 and any dividends or distributions with respect to shares of HoldCo Common Stock to which such holders are entitled pursuant to Section 2.3.

                 2.7. No Liability. None of Parent, Merger Sub A, Merger Sub B, HoldCo, Conectiv, Surviving Corporation A, Surviving Corporation B or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                 2.8. Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as reasonably directed by HoldCo; provided that, such investments shall be in obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated P-1 and A-1 or better by Moody's Investors Service, Inc. and Standard & Poor's Corporation, respectively. Any interest and other income resulting from such investments shall be payable to HoldCo.

                 2.9. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by HoldCo, the posting by such Person of a bond in such reasonable amount as HoldCo may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Parent Common Stock or Conectiv Stock formerly represented thereby, any cash in lieu of fractional shares of HoldCo Common Stock and unpaid dividends and distributions on shares of HoldCo Common Stock deliverable in respect thereof, pursuant to this Agreement.

                 2.10. Withholding Rights. Each of Surviving Corporation A, Surviving Corporation B and HoldCo shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Parent Common Stock or Conectiv Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Surviving Corporation A, Surviving Corporation B or HoldCo, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Parent Common Stock or Conectiv Stock in respect of which such deduction and withholding was made by Surviving Corporation A, Surviving Corporation B or HoldCo, as the case may be.

                 2.11. Stock Transfer Books. At the close of business, New York City time, on the day the Effective Time occurs, the stock transfer books of (a) Parent with respect to Parent Common Stock issued and outstanding prior to the Effective Time shall be closed and, thereafter, there shall be no further registration of transfers on the records of Parent of shares of Parent Common Stock issued and outstanding prior to the Effective Time, and (b) Conectiv with respect to Conectiv Stock issued and outstanding prior to the Effective Time shall be closed and, thereafter, there shall be no further registration of transfers on the records of Conectiv of shares of Conectiv Stock issued and outstanding prior to the Effective Time. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Conectiv Stock or Parent Common Stock, as the case may be, formerly represented thereby, except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or HoldCo for any reason shall be exchanged for the applicable Merger Consideration with respect to the shares of Conectiv Stock or Parent Common Stock, as the case may be, formerly represented thereby, any cash in lieu of fractional shares of HoldCo Common Stock to which the holders thereof are entitled pursuant to
Section 2.5 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.

                               ARTICLE III

                      REPRESENTATIONS AND WARRANTIES

                 3.1. Representations and Warranties of Conectiv. Except as set forth in the Disclosure Schedule delivered by Conectiv to Parent prior to the execution of this Agreement (the "Conectiv Disclosure Schedule") and except as set forth in the Conectiv SEC Reports (as defined in Section 3.1(f)) filed prior to the date of this Agreement, Conectiv represents and warrants to Parent as follows:

                 (a)      Organization, Standing and Power.  (i)
Conectiv and each of its Subsidiaries (as defined in Section 8.11) is a corporation or other entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify or be in good standing would not reasonably be expected to result in a Material Adverse Effect (as defined in Section 8.11) on Conectiv. The copies of the certificate of incorporation and by-laws of Conectiv which were previously furnished to Parent are true, complete and correct copies of such documents as in effect on the date of this Agreement.

                 (ii) Each of Conectiv's Joint Ventures (as defined below) is a corporation duly incorporated or an entity otherwise organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except in each case as would not reasonably be expected to result in a Material Adverse Effect on Conectiv. As used in this Agreement, "Joint Venture" with respect to any person shall mean any corporation or other entity (including partnerships and other business associations and joint ventures) in which such person or one or more of its Subsidiaries owns an equity interest that is less than a majority of any class of the outstanding voting securities or equity, other than equity interests held for investment purposes that are less than 20% of any class of the outstanding voting securities or equity.

                 (b) Subsidiaries. Section 3.1(b) of the Conectiv Disclosure Schedule contains a description as of the date hereof of all Subsidiaries and Joint Ventures of Conectiv, including the name of each such entity, the state or jurisdiction of its incorporation or organization, a brief description of the principal line or lines of business conducted by each such entity and Conectiv's interest therein.

                 (c)      Capital Structure.

                          (i) As of January 3, 2001, the authorized capital stock of Conectiv consisted of (A) 150,000,000 shares of Conectiv Common Stock, of which 82,977,813 shares were outstanding, (B) 10,000,000 shares of Class A Stock, of which 5,742,315 shares were outstanding, and (C) 20,000,000 shares of Preferred Stock, of which no shares were outstanding but of which 1,200,000 shares have been designated as Series One Junior Preferred Stock and 65,606 shares have been designated as Series Two Junior Preferred Stock, in each case reserved for issuance upon exercise of the Preferred Stock Purchase Rights (the "Rights") distributed to the holders of Conectiv Stock pursuant to the Stockholders Rights Agreement, dated as of April 23, 1998, between Conectiv and Conectiv Resource Partners, Inc., as Rights Agent (the "Rights Plan"). From January 3, 2001 to the date of this Agreement, there have been no issuances of shares of the capital stock of Conectiv or any other securities of Conectiv other than issuances of shares (and accompanying Rights) pursuant to options or rights outstanding as of January 3, 2001 under the Benefit Plans (as defined in Section 8.11) of Conectiv. All issued and outstanding shares of the capital stock of Conectiv are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to preemptive rights. There were outstanding as of January 3, 2001 no options, warrants or other rights to acquire capital stock from Conectiv other than (x) the Rights and (y) options representing in the aggregate the right to purchase up to 3,036,600 shares of Conectiv Common Stock (collectively, the "Conectiv Stock Options") under the Conectiv Incentive Compensation Plan (the "Conectiv Stock Option Plan"). As of January 3, 2001, Conectiv had further reserved 1,678,300 shares of Conectiv Common Stock for purchase pursuant to the Conectiv Stock Option Plan. Other than the associated Rights issued with the shares issued as described above, no options or warrants or other rights to acquire capital stock from Conectiv have been issued or granted from January 3, 2001 to the date of this Agreement.

                          (ii)    As of the date of this Agreement, no
         bonds, debentures, notes or other indebtedness of Conectiv having the right to vote on any matters on which stockholders may vote ("Conectiv Voting Debt") are issued or outstanding.

                          (iii)   All of the outstanding shares of
         capital stock of, or other equity interests in, each of Conectiv's Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by Conectiv, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). To Conectiv's knowledge, all of the shares of capital stock or other equity interests which Conectiv owns in all of its Joint Ventures, have been duly authorized and validly issued and are fully paid and nonassessable. All such shares of capital stock or other equity interests are owned directly or indirectly by Conectiv, free and clear of all Liens (other than any customary provisions contained in the applicable investment, shareholder, joint venture or similar agreements governing such Joint Venture). Except as otherwise set forth in this Section 3.1(c) or as contemplated by Section 5.6, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Conectiv or any of its Subsidiaries is a party, or by which any of them is bound, obligating Conectiv or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Conectiv or any of its Subsidiaries or obligating Conectiv or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of Conectiv or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Conectiv or any of its Subsidiaries.

                 (d)      Authority; No Violations.

                          (i)     Conectiv has all requisite corporate
         power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject in the case of the consummation of the Conectiv Merger to the adoption of this Agreement by the Required Conectiv Vote (as defined in Section 3.1(i)). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Conectiv, subject in the case of the consummation of the Conectiv Merger to the adoption of this Agreement by the Required Conectiv Vote. This Agreement has been duly executed and delivered by Conectiv and constitutes a valid and binding agreement of Conectiv, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

                          (ii) Conectiv is not currently in violation of, or in default under, (A) any provision of the certificate of incorporation or by-laws of Conectiv or (B) except as would not reasonably be expected to result in a Material Adverse Effect on Conectiv, any loan or credit agreement, contract, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Conectiv or any of its Subsidiaries or their respective properties or assets. The execution and delivery of this Agreement by Conectiv do not, and the consummation by Conectiv of the Conectiv Merger and the other transactions contemplated hereby will not, result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a "Violation") pursuant to:
         (C) any provision of the certificate of incorporation or by-laws of Conectiv or (D) except as would not reasonably be expected to result in a Material Adverse Effect on Conectiv, subject to obtaining or making the consents, approvals, orders, permits, authorizations, registrations, declarations, notices and filings referred to in paragraph (iii) below, any loan or credit agreement, note, contract, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation of any kind to which Conectiv or any of its Subsidiaries is now subject to, a party to or by which any of them or any of their respective properties or assets may be bound or affected.

                          (iii) No material consent, approval, order, permit or authorization of, or registration, declaration, notice or filing with, any supranational, national, state, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity"), is required by or with respect to Conectiv or any Subsidiary of Conectiv in connection with the execution and delivery of this Agreement by Conectiv or the consummation by Conectiv of the Conectiv Merger and the other transactions contemplated hereby, except for those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"),
         (B) state securities or "blue sky" laws (the "Blue Sky Laws"),
         (C) the Securities Act of 1933, as amended (the "Securities Act"), (D) the Exchange Act, (E) the DGCL with respect to the filing of the Certificates of Merger, (F) rules and regulations of the NYSE and (G) the consents, approvals, orders, permits, authorizations, registrations, declarations, notices and filings set forth in Section 3.1(d)(iii) of the Conectiv Disclosure Schedule. Consents, approvals, orders, permits, authorizations, registrations, declarations, notices and filings required under or in relation to any of the foregoing clauses (A) through (F) are hereinafter referred to as "Necessary Approvals" and those required under or in relation to clause (G) are hereinafter referred to as "Conectiv Required Statutory Approvals."

                 (e) Compliance; Permits. Neither Conectiv nor any of its Subsidiaries is in violation of any law, rule, regulation, order, judgment or decree applicable to Conectiv or any of its Subsidiaries or by which its or any of their respective properties are bound, except for any such violation which would not reasonably be expected to result in a Material Adverse Effect on Conectiv. Conectiv and its Subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises from Governmental Entities required to conduct their respective businesses as now being conducted, except for any such permit, license, authorization, exemption, order, consent, approval or franchise the absence of which would not reasonably be expected to result in a Material Adverse Effect on Conectiv.

                 (f) Reports and Financial Statements. Conectiv and its Subsidiaries have filed all reports, schedules, forms, statements, declarations, applications and other documents required to be filed by them with the Securities and Exchange Commission (the "SEC") since January 1, 1999 (collectively, including all exhibits thereto, the "Conectiv SEC Reports"). None of Conectiv SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements of Conectiv (including the related notes) included in the Conectiv SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Conectiv and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with United States generally accepted accounting principles ("GAAP") consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of footnotes and to normal year-end adjustments that have not been and are not expected to be material in amount. All of such Conectiv SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Conectiv SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), and the rules and regulations promulgated thereunder.

                 (g) Absence of Certain Changes or Events; Absence of Undisclosed Liabilities. (i) Since December 31, 1999, Conectiv and its Subsidiaries have conducted their business in the ordinary course of business and no event has occurred which has had, and no fact or circumstance exists that would reasonably be expected to result in, a Material Adverse Effect on Conectiv.

                 (ii) Neither Conectiv nor any of its Subsidiaries has any liabilities or obligations (whether absolute, contingent, accrued or otherwise) of a nature required by GAAP to be reflected in a consolidated corporate balance sheet, except liabilities, obligations or contingencies that are accrued or reserved against in the consolidated financial statements of Conectiv or are reflected in the notes thereto for the year ended December 31, 1999, that were incurred in the ordinary course of business since December 31, 1999 or that would not reasonably be expected to result in a Material Adverse Effect on Conectiv.

                 (h) Board Approval. The Board of Directors of Conectiv, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way (the "Conectiv Board Approval"), has duly (i) determined that this Agreement and the Conectiv Merger are advisable and in the best interests of Conectiv and its stockholders, (ii) approved this Agreement and the Mergers and (iii) recommended that the stockholders of Conectiv adopt this Agreement and the Mergers. Assuming the accuracy of the representations and warranties set forth in Section 3.2(p), the Conectiv Board Approval constitutes approval of this Agreement and the Mergers for purposes of Section 203 of the DGCL.

                 (i) Vote Required. Assuming the accuracy of the representations and warranties set forth in Section 3.2(p), the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of Conectiv Common Stock and Class A Stock, voting together as a single class, to adopt this Agreement (the "Required Conectiv Vote") is the only vote of the holders of any class or series of Conectiv capital stock necessary to adopt this Agreement and approve the transactions contemplated hereby.

                 (j) Rights Plan. Conectiv has heretofore provided Parent with a complete and correct copy of the Rights Plan, including all amendments and exhibits thereto. The Board of Directors of Conectiv has approved an amendment to the Rights Plan, and the Rights Plan has been so amended, so that neither the execution of this Agreement nor the consummation of the Merger will (i) cause the Rights to become exercisable, (ii) cause Parent or Merger Sub B to become an Acquiring Person (as such term is defined in the Rights Plan) or (iii) give rise to a Stock Acquisition Date or a Distribution Date (as each such term is defined in the Rights Plan).

                 (k) Takeover Statutes. No "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL) applicable to Conectiv is applicable to the Conectiv Merger or the other transactions contemplated hereby (other than the Parent Merger).

                 (l) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based on arrangements made by or on behalf of Conectiv, except Credit Suisse First Boston Corporation (the "Conectiv Financial Advisor"), whose fees and expenses will be paid by Conectiv in accordance with Conectiv's agreement with such firm, based upon arrangements made by or on behalf of Conectiv and previously disclosed to Parent.

                 (m) Opinion of Conectiv Financial Advisor. Conectiv has received the opinion of Conectiv Financial Advisor, dated the date of this Agreement, to the effect that, as of such date, the Common Stock Consideration is fair to the holders of Conectiv Common Stock from a financial point of view and the Class A Consideration is fair to the holders of Conectiv Class A Stock from a financial point of view.

                 (n) Regulation as a Utility; 1935 Act. Conectiv is a public utility holding company registered under, and subject to the provisions of, the 1935 Act and Conectiv has the following two "subsidiary companies" that are "public utility companies" (as such terms are defined in the 1935 Act): Atlantic City Electric Company ("ACE") and

Delmarva Power & Light Company ("DP&L"). ACE is subject to regulation as a public utility or public service company (or similar designation) in the States of New Jersey and Pennsylvania and DP&L is subject to regulation as a public utility or public service company (or similar designation) in the States of Delaware, Maryland, Pennsylvania and Virginia. Except as set forth in the two preceding sentences, neither Conectiv nor any "subsidiary company" or "affiliate" (as such terms are defined in the 1935 Act) of Conectiv is subject to regulation as a public utility holding company, a public utility or public service company (or similar designation) by any state in the United States or any municipality or political subdivision of any state, by the United States or any agency or instrumentality of the United States (including under the 1935 Act) or by any foreign country.

                 (o) Taxes. Except for matters which would not reasonably be expected to result in a Material Adverse Effect on Conectiv, (i) Conectiv and each of its Subsidiaries, and any consolidated, combined, unitary or aggregate group for tax purposes of which Conectiv or any of its Subsidiaries is or has been a member has timely filed all Tax Returns (as defined below) required to be filed by it in the manner provided by law; (ii) all such Tax Returns filed by Conectiv or any of its Subsidiaries are true, complete and accurate in all material respects; (iii) all Taxes (as defined below) with respect to Conectiv and its Subsidiaries due and payable (without regard to whether such Taxes have been assessed) have been timely paid or adequate reserves have been established for the payment of such Taxes; (iv) there are no Tax liens upon the assets of Conectiv or any of its Subsidiaries except liens for Taxes not yet due; (v) no audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Conectiv or any of its Subsidiaries and no issue that has not yet been resolved has been raised in writing after December 31, 1993 by any Tax authority in connection with any income or gross receipt Tax or Tax Return; (vi) Conectiv and its Subsidiaries have made available to Parent complete and accurate copies of (A) the most recently filed material income Tax Returns and any amendments thereto as of the date of this Agreement and (B) any Tax Rulings issued or entered into after December 31, 1993 by Conectiv or any of its Subsidiaries with any Tax authority that could materially impact income or gross receipt Taxes of Conectiv or any of its Subsidiaries with respect to any Tax Return that has not been filed; (vii) with respect to the assessment of all income or gross receipt Taxes for all taxable periods of Conectiv and its Subsidiaries through December 31, 1992, either (A) the statute of limitations has expired for all applicable Tax Returns of Conectiv and its Subsidiaries or (B) those Tax Returns have been examined by the appropriate taxing authorities; (viii) no deficiency for any income or gross receipt Taxes has been proposed, asserted or assessed against Conectiv or any of its Subsidiaries that has not been resolved and paid in full; (ix) neither Conectiv nor any of its Subsidiaries has any liability for Taxes of any person other than Conectiv and its Subsidiaries (A) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, (C) by contract or (D) otherwise; and (x) neither Conectiv nor any of its Subsidiaries has constituted a "distributing corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the past 24-month period or (B) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code). "Tax(es)," as used in this Agreement, means any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, windfall profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or other taxes or similar charges imposed by any governmental authority, and includes any interest and penalties (civil or criminal) on or additions to any such taxes or in respect of a failure to comply with any requirement relating to any Tax Return and any expenses incurred in connection with the determination, settlement or litigation of any tax liability. "Tax Return," as used in this Agreement, means a report, return or other information supplied to a governmental authority with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Conectiv or any of its Subsidiaries, on the one hand, or Parent or any of its Subsidiaries, on the other hand. "Tax Ruling," as used in this Agreement, shall mean a written ruling of a Tax authority relating to Taxes.

                 (p) Benefit Plans. (i) Section 3.1(p)(i) of the Conectiv Disclosure Schedule sets forth a list of each material Benefit Plan (as defined in Section 8.11) of Conectiv. The Benefit Plans of Conectiv have been administered and operated in accordance with their terms, and with all applicable requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and other applicable laws, except where the failure to so comply would not reasonably be expected to result in a Material Adverse Effect on Conectiv. Except as would not reasonably be expected to result in a Material Adverse Effect on Conectiv, there are no pending or, to the knowledge of Conectiv, threatened claims and no pending or, to the knowledge of Conectiv, threatened litigation with respect to any Benefit Plan of Conectiv, other than ordinary and usual claims for benefits by participants and beneficiaries.

                 (ii) Each Benefit Plan of Conectiv that is intended to be "qualified" within the meaning of Section 401(a) of the Code or its predecessor(s) has received a favorable determination letter from the IRS and, to the knowledge of Conectiv, no event has occurred and no condition exists that would reasonably be expected to result in the revocation of any such determination.

                 (iii) No unsatisfied liability that would reasonably be expected to result in a Material Adverse Effect on Conectiv has been, or would reasonably be expected to be, incurred under Title IV of ERISA (other than for benefits payable in the ordinary course or Pension Benefit Guaranty Corporation insurance premiums) or Sections 412(f) or
(n) of the Code by Conectiv or by any entity required to be aggregated with Conectiv pursuant to Section 4001 of ERISA and/or Section 414 of the Code and the regulations promulgated thereunder (an "ERISA Affiliate"). No Benefit Plan of Conectiv or of any ERISA Affiliate of Conectiv that is subject to Title IV of ERISA has been terminated or is or has been the subject of termination proceedings pursuant to Title IV of ERISA which termination would reasonably be expected to result in a Material Adverse Effect on Conectiv.

                 (iv) No Benefit Plan of Conectiv is a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) and neither Conectiv nor any ERISA Affiliate has been obligated to contribute to any multiemployer plan or has incurred or would reasonably be expected to incur any withdrawal liability under Subtitle E of Title IV of ERISA with respect to any multiemployer plan which liability would reasonably be expected to result in a Material Adverse Effect on Conectiv.

                 (v) No Benefit Plan of Conectiv nor any Benefit Plan of an ERISA Affiliate of Conectiv has incurred any "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived.

                 (vi) Neither Conectiv nor any of its Subsidiaries, or, to the knowledge of Conectiv, any other "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively), has engaged in any transaction in connection with any Benefit Plan of Conectiv that has resulted in, or could reasonably be expected to result in, the imposition of a penalty pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975(a) of the Code which liability would reasonably be expected to result in a Material Adverse Effect on Conectiv.

                 (vii) Neither the execution nor performance of this Agreement nor the consummation of the transactions contemplated hereby, whether alone or in conjunction with a termination of employment, will accelerate the time of payment or vesting, or increase the amount of compensation owed to any current or former employee, officer or director of Conectiv or any of its Subsidiaries (including under the Delmarva Sub-Plan of the Conectiv Retirement Plan).

                 (viii) With respect to each Benefit Plan of Conectiv, Conectiv has made available to the Parent true and complete copies of the following documents, as applicable: (i) all plan documents, with all amendments thereto; (ii) the current summary plan description with any applicable summaries of material modifications thereto; (iii) all current trust agreements and/or other documents establishing plan funding arrangements; (iv) the most recent IRS determination letter and, if a request for such a letter is currently pending, a copy of such filing;
(v) the most recently prepared actuarial valuation report; and (vi) the most recently prepared financial statements.

                 (ix) No Benefit Plan of Conectiv provides for the payment of severance benefits solely by reason of the consummation of the transaction contemplated in this Agreement.

                 (q) Litigation. Except for claims, actions, suits, proceedings or investigations that would not reasonably be expected to result in a Material Adverse Effect on Conectiv, there are no claims, actions, suits, proceedings or investigations pending or, to Conectiv's knowledge, threatened against Conectiv or any of its Subsidiaries, or any of their respective properties, before or by any Governmental Entity. As of the date hereof, neither Conectiv nor any of its Subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award having, or which would reasonably be expected to result in, a Material Adverse Effect on Conectiv.

                 (r) Environmental Matters. Except as would not reasonably be expected to result in a Material Adverse Effect on
Conectiv: (i) Conectiv and each of its Subsidiaries comply with all applicable Environmental Laws (as defined below), and possess and comply with all applicable Environmental Permits (as defined below) and all requirements for application, renewal or modification thereof, as well as air emission allowances and air emissions reduction credits required under such laws to operate as it presently operates; (ii) to the knowledge of Conectiv, there are no Materials of Environmental Concern (as defined below) at any current or former assets, facilities, businesses or properties owned or operated by Conectiv or any of its Subsidiaries, under circumstances that are reasonably likely to result in liability of Conectiv or any Subsidiary under any applicable Environmental Law; (iii) neither Conectiv nor any of its Subsidiaries has received any written notification alleging that it is liable for, or has received any request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute or any other similar applicable Environmental Laws, concerning any release or threatened release of Materials of Environmental Concern at any location; (iv) to the knowledge of Conectiv, no capital expenditures will be required to achieve or maintain compliance with Environmental Laws; and (v) to the knowledge of Conectiv, neither Conectiv nor any of its Subsidiaries has contractually assumed or retained from any person or entity (including any Governmental Entity), liability for any matters arising under or pursuant to any Environmental Laws. For purposes of this Agreement, the following terms shall have the following meanings: (x) "Environmental Laws" shall mean all foreign, federal, state, or local statutes, regulations, ordinances, codes, or decrees and any binding administrative or judicial interpretation thereof protecting the quality of the ambient air, soil, natural resources, surface water or groundwater, in effect as of the date of this Agreement;
(y) "Environmental Permits" shall mean all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws; and (z) "Materials of Environmental Concern" shall mean any hazardous, acutely hazardous, or toxic substance or waste defined, characterized or regulated as such under Environmental Laws, including without limitation the federal Comprehensive Environmental Response, Compensation and Liability Act and the federal Clean Air Act, Clean Water Act, Toxic Substances Control Act, Resource Conservation and Recovery Act and any analogous state and local laws and regulations.

                 (s) No Parent Capital Stock. Conectiv does not own or hold directly or indirectly any shares of Parent Common Stock or any other capital stock of Parent, or any options, warrants or other rights to acquire any shares of Parent Common Stock or any other capital stock of Parent, or in each case, any interests therein.

                 (t) Intellectual Property. Conectiv and its Subsidiaries have all right, title and interest in, or a valid and binding license to use, all Intellectual Property (as defined below) material to the conduct of the business of Conectiv and its Subsidiaries taken as a whole. Neither Conectiv nor any Subsidiary of Conectiv is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property and, to the knowledge of Conectiv, such Intellectual Property is not being infringed by any third party, and neither Conectiv nor any Subsidiary of Conectiv is infringing any Intellectual Property of any third party, except for such defaults and infringements which would not reasonably be expected to result in a Material Adverse Effect on Conectiv. For purposes of this Agreement "Intellectual Property" means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyrights and copyright rights and other proprietary intellectual property rights and all pending applications for and registrations of any of the foregoing.

                 (u)      Nuclear Operations and NRC Actions.

                          (i)     Conectiv's Subsidiaries hold minority-
interest ownerships in those facilities set forth in Section 3.1(u) of the Conectiv Disclosure Schedule (the "Company Nuclear Facilities"). Such Subsidiaries hold the required operating licenses with respect to the Company Nuclear Facilities. To the knowledge of Conectiv, the operations of the Company Nuclear Facilities are and have at all times been conducted in compliance with applicable health, safety, regulatory and other legal requirements, and no Company Nuclear Facility is or has been in violation of any applicable health, safety, regulatory or other legal requirements applicable to the Company Nuclear Facilities, except for such failures to comply as would not reasonably be expected to result in a Material Adverse Effect on Conectiv. To the knowledge of Conectiv, the Company Nuclear Facilities maintain or have maintained emergency plans designed to respond to an unplanned release therefrom of radioactive materials into the environment and liability insurance to the extent required by law, and such further insurance (other than liability insurance) as is consistent with the Company's view of the risks inherent in the operation of a nuclear power facility and with the general practices of the nuclear power industry.

                 (ii) Neither Conectiv nor any of its Subsidiaries has been given written notice of or been charged with actual or potential violation of, or, to the knowledge of Conectiv, is the subject of any ongoing proceeding, inquiry, special inspection, diagnostic evaluation or other Nuclear Regulatory Commission ("NRC") action of which Conectiv or any of its Subsidiaries has received notice under the Atomic Energy Act, any applicable regulations thereunder or the terms and conditions of any license granted to Conectiv or any of its Subsidiaries regarding the Company Nuclear Facilities that would reasonably be expected to result in likely to have, a Material Adverse Effect on Conectiv. No Company Nuclear Facility is, as of the date of this Agreement, on the List of Nuclear Power Plants Warranting Increased Regulatory Attention maintained by the NRC.

                 (v) Insurance. Conectiv and each of Conectiv's Subsidiaries is, and has been continuously since January 1, 1996, insured with financially responsible insurers (or maintained self-insurance) in such amounts and against such risks and losses as are customary for companies conducting the business as conducted by Conectiv and its Subsidiaries during such time period.

                 (w) Commodity Matters. As of February 6, 2001, Conectiv and its Subsidiaries do not have open forward price exposure exceeding, in the aggregate (as qualified on a mark-to-market basis, using FASB 133 guidelines, and calculated with respect to its physical and financial position exposure) $5.3 million of one-day value at risk and $11.9 million of five-day value at risk for the following energy related commodity products, including but not limited to: natural gas and natural basis, oil and oil related products, coal, emissions allowances, weather derivatives, and electricity, including installed capacity, transmission capacity and other ancillary products.

                 3.2. Representations and Warranties of Parent. Except as set forth in the Disclosure Schedule delivered by Parent to Conectiv prior to the execution of this Agreement (the "Parent Disclosure Schedule") and except as set forth in the Parent SEC Reports (as defined in Section 3.2(f)) filed prior to the date of this Agreement, Parent represents and warrants to Conectiv as follows:

                 (a) Organization, Standing and Power. (i) Parent and each of its Subsidiaries (including HoldCo, Merger Sub A and Merger Sub B) is a corporation or other entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify or be in good standing would not reasonably be expected to result in a Material Adverse Effect on Parent. The copies of the articles of incorporation and by-laws of Parent and HoldCo, which were previously furnished to Conectiv are true, complete and correct copies of such documents as in effect on the date of this Agreement. HoldCo is a direct wholly-owned Subsidiary of Parent.

                 (ii) Each of Parent's Joint Ventures is a corporation duly incorporated or an entity otherwise organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except in each case as would not reasonably be expected to result in a Material Adverse Effect on Parent.

                 (b) Subsidiaries. Section 3.2(b) of the Parent Disclosure Schedule contains a description as of the date hereof of all Subsidiaries of Parent, including the name of each such entity, the state or jurisdiction of its incorporation or organization, a brief description of the principal line or lines of business conducted by each such entity and Parent's interest therein.

                 (c)      Capital Structure.

                          (i) As of January 31, 2001, the authorized capital stock of Parent consisted of (A) 200,000,000 shares of Parent Common Stock, par value $1.00 per share, of which 110,751,976 shares were outstanding, (B) 8,800,000 shares of Preference Stock, par value $25 per share, of which no shares were outstanding and 7,750,000 shares of preferred stock, par value $50 per share (the "Parent Preferred Stock"), of which 1,806,543 shares are outstanding. From January 31, 2001 to the date of this Agreement, there have been no issuances of shares of the capital stock of Parent or any other securities of Parent other than issuances of shares pursuant to options or rights outstanding as of January 31, 2001 under the Benefit Plans of Parent. All issued and outstanding shares of the capital stock of Parent are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to preemptive rights. There were outstanding as of January 31, 2001 no options, warrants or other rights to acquire capital stock from Parent other than the right to purchase up to 1,332,441 shares of Parent Common Stock. No options or warrants or other rights to acquire capital stock from Parent have been issued or granted from January 31, 2001 to the date of this Agreement.
         The issuance by HoldCo of HoldCo Common Stock to the holders of Conectiv Stock pursuant to this Agreement has been duly authorized by all requisite corporate action of HoldCo and Parent and, upon such issuance, all such shares of HoldCo Common Stock will be validly issued, fully paid and nonassessable.

                          (ii)    As of the date of this Agreement, no
         bonds, debentures, notes or other indebtedness of Parent having the right to vote on any matters on which stockholders may vote ("Parent Voting Debt") are issued or outstanding.

                          (iii)   All of the outstanding shares of
         capital stock of, or other equity interests in, each of Parent's Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by Parent, free and clear of all Liens. To Parent's knowledge, all of the shares of capital stock or other equity interests which Parent owns in all of its Joint Ventures, have been duly authorized and validly issued and are fully paid and nonassessable. All such shares of capital stock or other equity interests are owned directly or indirectly by Parent, free and clear of all Liens (other than any customary provisions contained in the applicable investment, shareholder, joint venture or similar agreements governing such Joint Venture). Except as otherwise set forth in this Section 3.2(c), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or any of its Subsidiaries is a party, or by which any of them is bound, obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its Subsidiaries.

                 (d)      Authority; No Violations.

                          (i)     Each of Parent, Merger Sub A, Merger
         Sub B and HoldCo have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, Merger Sub A, Merger Sub B and HoldCo. This Agreement has been duly executed and delivered by each of Parent, Merger Sub A, Merger Sub B and HoldCo and constitutes a valid and binding agreement of each of Parent, Merger Sub A, Merger Sub B and HoldCo, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

                          (ii)    Parent is not currently in violation
         of, or in default under, (A) any provision of the articles of incorporation or by-laws of Parent or (B) except as would not reasonably be expected to result in a Material Adverse Effect on Parent, any loan or credit agreement, contract, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or their respective properties or assets. The execution and delivery of this Agreement by Parent, Merger Sub A, Merger Sub B and HoldCo do not, and the consummation by Parent, Merger Sub A, Merger Sub B and HoldCo of the Mergers and the other transactions contemplated hereby will not, result in a Violation pursuant to: (C) any provision of the articles of incorporation or by-laws of Parent or (D) except as would not reasonably be expected to result in a Material Adverse Effect on Parent, subject to obtaining or making the consents, approvals, orders, permits, authorizations, registrations, declarations, notices and filings referred to in paragraph (iii) below, any loan or credit agreement, note, contract, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation of any kind to which Parent or any of its Subsidiaries is now subject to or a party to or by which any of them or any of their respective properties or assets may be bound or affected.

                          (iii) No material consent, approval, order, permit or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to Parent or any Subsidiary of Parent in connection with the execution and delivery of this Agreement by Parent, Merger Sub A, Merger Sub B and HoldCo or the consummation by Parent, Merger Sub A, Merger Sub B and HoldCo of the Mergers and the other transactions contemplated hereby, except for (A) the Necessary Approvals and (B) the consents, approvals, orders, permits, authorizations, registrations, declarations, notices and filings set forth in Section 3.2(d)(iii) of the Parent Disclosure Schedule (the "Parent Required Statutory Approvals").

                 (e) Compliance; Permits. Neither Parent nor any of its Subsidiaries is in violation of any law, rule, regulation, order, judgment or decree applicable to Parent or any of its Subsidiaries or by which its or any of their respective properties are bound, except for any such violation which would not reasonably be expected to result in a Material Adverse Effect on Parent. Parent and its Subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises from Governmental Entities required to conduct their respective businesses as now being conducted, except for any such permit, license, authorization, exemption, order, consent, approval or franchise the absence of which would not reasonably be expected to result in a Material Adverse Effect on Parent.

                 (f) Reports and Financial Statements. Parent and its Subsidiaries have filed all reports, schedules, forms, statements, declarations, applications and other documents required to be filed by them with the SEC since January 1, 1999 (collectively, including all exhibits thereto, the "Parent SEC Reports"). None of the Parent SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements of Parent (including the related notes) included in the Parent SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of footnotes and to normal year-end adjustments that have not been and are not expected to be material in amount. All of such Parent SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Parent SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the 1935 Act and the rules and regulations promulgated thereunder.

                 (g) Absence of Certain Changes or Events; Absence of Undisclosed Liabilities. (i) Since December 31, 1999, Parent and its Subsidiaries have conducted their business in the ordinary course of business and no event has occurred which has had, and no fact or circumstance exists that would reasonably be expected to result in, a Material Adverse Effect on Parent.

                 (ii) Neither Parent nor any of its Subsidiaries has any liabilities or obligations (whether absolute, contingent, accrued or otherwise) of a nature required by GAAP to be reflected in a consolidated corporate balance sheet, except liabilities, obligations or contingencies that are accrued or reserved against in the consolidated financial statements of Parent or are reflected in the notes thereto for the year ended December 31, 1999, that were incurred in the ordinary course of business since December 31, 1999 or that would not reasonably be expected to result in a Material Adverse Effect on Parent.

                 (h) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, except Merrill Lynch & Co., Inc. (the "Parent Financial Advisor"), whose fees and expenses will be paid by Parent in accordance with Parent's agreement with such firm based upon arrangements made by or on behalf of Parent and previously disclosed to Conectiv.

                 (i) Opinion of Parent Financial Advisor. Parent has received the opinion of Parent Financial Advisor, dated the date of this Agreement, to the effect that, as of such date, the Parent Merger Consideration is fair, from a financial point of view, to each of the holders of Parent Common Stock.

                 (j) Regulation as a Utility; 1935 Act. Parent is not a public utility holding company within the meaning of the 1935 Act, but is a "public-utility company" within the meaning of the 1935 Act. Parent is regulated as a public utility in the District of Columbia and the State of Maryland and, to a limited extent, in the Commonwealths of Pennsylvania and Virginia and in no other state. Except as set forth in the two preceding sentences, neither Parent nor any "subsidiary company" or "affiliate" (as such terms are defined in the 1935 Act) of Parent is subject to regulation as a public utility holding company, a public utility or public service company (or similar designation) by any state in the United States or any municipality or political subdivision of any state, by the United States or any agency or instrumentality of the United States (including under the 1935 Act) or by any foreign country.

                 (k) Taxes. Except for matters which would not reasonably be expected to result in a Material Adverse Effect on Parent,
(i) Parent and each of its Subsidiaries, and any consolidated, combined, unitary or aggregate group for tax purposes of which Parent or any of its Subsidiaries is or has been a member has timely filed all Tax Returns required to be filed by it in the manner provided by law; (ii) all such Tax Returns filed by Parent or any of its Subsidiaries are true, complete and accurate in all material respects; (iii) all Taxes with respect to Parent and its Subsidiaries due and payable (without regard to whether such Taxes have been assessed) have been timely paid or adequate reserves have been established for the payment of such Taxes; (iv) there are no Tax liens upon the assets of Parent or any of its Subsidiaries except liens for Taxes not yet due; (v) no audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Parent or any of its Subsidiaries and no issue that has not yet been resolved has been raised in writing after December 31, 1995 by any Tax authority in connection with any income or gross receipt Tax or Tax Return; (vi) with respect to the assessment of all income or gross receipt Taxes for all taxable periods of Parent and its Subsidiaries through December 31, 1995, either (A) the statute of limitations has expired for all applicable Tax Returns of Parent and its Subsidiaries or (B) those Tax Returns have been examined by the appropriate taxing authorities; (vii) no deficiency for any income or gross receipt Taxes has been proposed, asserted or assessed against Parent or any of its Subsidiaries that has not been resolved and paid in full; (viii) neither Parent nor any of its Subsidiaries has any liability for Taxes of any person other than Parent and its Subsidiaries (A) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, (C) by contract or (D) otherwise; and (ix) neither Parent nor any of its Subsidiaries has constituted a "distributing corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the past 24-month period or (B) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code).

                 (l)      Benefit Plans.

                 (i) Each Benefit Plan of Parent has been administered and operated in accordance with its terms, and with all applicable requirements of ERISA, the Code and other applicable laws, except where the failure to so comply would not reasonably be expected to result in a Material Adverse Effect on Parent. Except as would not reasonably be expected to result in a Material Adverse Effect on Parent, there are no pending or, to the knowledge of Parent, threatened claims and no pending or, to the knowledge of Parent, threatened litigation with respect to any Benefit Plan of Parent, other than ordinary and usual claims for benefits by participants and beneficiaries.

                 (ii) Each Benefit Plan of Parent that is intended to be "qualified" within the meaning of Section 401(a) of the Code or its predecessor(s) has received a favorable determination letter from the IRS and, to the knowledge of Parent, no event has occurred and no condition exists that would reasonably be expected to result in the revocation of any such determination except to the extent failure to have received a favorable determination letter or revocation of such determination letter would not reasonably be expected to result in a Material Adverse Effect on Parent.

                 (iii) No unsatisfied liability that would reasonably be expected to result in a Material Adverse Effect on Parent, has been, or would reasonably be expected to be, incurred under Section 502(i) or 409 or Title IV of ERISA (other than for benefits payable in the ordinary course or Pension Benefit Guaranty Corporation insurance premiums) or Sections 412(f), 412(n) or 4975(a) of the Code by Parent or by any ERISA Affiliate. No Benefit Plan of Parent nor any Benefit Plan of an ERISA Affiliate of Parent has incurred any "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived except to the extent such deficiency would not reasonably be expected to result in a Material Adverse Effect on Parent.

                 (m) Litigation. Except for claims, actions, suits, proceedings or investigations that would not reasonably be expected to result in a Material Adverse Effect on Parent, there are no claims, actions, suits, proceedings or investigations pending or, to Parent's knowledge, threatened against Parent or any of its Subsidiaries, or any of their respective properties, before or by any Governmental Entity. As of the date hereof, neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award having, or which would reasonably be expected to result in, a Material Adverse Effect on Parent.

                 (n) Environmental Matters. Except as would not reasonably be expected to result in a Material Adverse Effect on Parent:
(i) Parent and each of its Subsidiaries comply with all applicable Environmental Laws, and possess and comply with all applicable Environmental Permits and all requirements for application, renewal or modification thereof, as well as air emission allowances and air emissions reduction credits required under such laws to operate as it presently operates; (ii) to the knowledge of Parent, there are no Materials of Environmental Concern at any current or former assets, facilities, businesses or properties owned or operated by Parent or any of its Subsidiaries, under circumstances that are reasonably likely to result in liability of Parent or any Subsidiary under any applicable Environmental Law; (iii) neither Parent nor any of its Subsidiaries has received any written notification alleging that it is liable for, or has received any request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute or any other similar applicable Environmental Laws, concerning any release or threatened release of Materials of Environmental Concern at any location; (iv) to the knowledge of Parent, no capital expenditures will be required to achieve or maintain compliance with Environmental Laws; and (v) to the knowledge of Parent, neither Parent nor any of its Subsidiaries has contractually assumed or retained from any person or entity (including any Governmental Entity), liability for any matters arising under or pursuant to any Environmental Laws.

                 (o) Vote Required. Assuming the accuracy of the representations and warranties set forth in Section 3.1(s), the affirmative vote of (i) the holders of 66 2/3% of outstanding shares or Parent Common Stock voting separately as a class and (ii) a majority of all outstanding shares of Parent Common Stock and Parent Preferred Stock, voting together as a single class (the "Required Parent Vote") is the only vote of the holders of any class or series of Parent capital stock necessary to adopt this Agreement and approve the transactions contemplated hereby.

                 (p) No Conectiv Capital Stock. Neither Parent nor any of its Subsidiaries own or hold directly or indirectly any shares of Conectiv Stock, or any options, warrants or other rights to acquire any shares of Conectiv Stock, or in each case, any interests therein, other than pursuant to the Mergers as contemplated by this Agreement.

                 (q)      HoldCo.  HoldCo has not conducted any
activities other than in connection with the organization of HoldCo, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Other than Merger Sub A and Merger Sub B, HoldCo has no Subsidiaries.

                 (r) Sufficient Funds. Parent and HoldCo will have at the Effective Time sufficient immediately available funds and sufficient authorized but unissued shares or treasury shares of HoldCo Common Stock to consummate the transactions contemplated hereby and to pay all related fees and expenses.

                 (s) Insurance. Parent and each of its Subsidiaries is, and has been continuously since January 1, 1996, insured with financially responsible insurers (or maintained self-insurance) in such amounts and against such risks and losses as are customary for companies conducting the business as conducted by Parent and its Subsidiaries during such time period.

                 (t) Intellectual Property. Parent and its Subsidiaries have all right, title and interest in, or a valid and binding license to use, all Intellectual Property material to the conduct of the business of Parent and its Subsidiaries taken as a whole. Neither Parent nor any Subsidiary of Parent is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property and, to the knowledge of Parent, such Intellectual Property is not being infringed by any third party, and neither Parent nor any Subsidiary of Parent is infringing any Intellectual Property of any third party, except for such defaults and infringements which would not reasonably be expected to result in a Material Adverse Effect on Parent.

                 (u) Board Approval. The Board of Directors of Parent, by resolutions duly adopted a meeting duly called and held and not subsequently rescinded or modified in any way (the "Parent Board Approval"), has duly (i) determined that this Agreement and the Mergers are advisable and in the best interests of Parent and its stockholders,
(ii) approved this Agreement and the Mergers and (iii) recommended that the stockholders of Parent adopt this Agreement and the Mergers. Assuming the accuracy of the representations and warranties set forth in Section 3.1(s), the Parent Board Approval constitutes approval of this Agreement and the Mergers for purposes of Sections 13.1-725 through 13.1-727 of the VSCA.

                 (v)      Rights Plan. Parent does not have a
stockholders rights agreement, shareholders rights plan or any other similar plan or agreement.

                 (w) Takeover Statutes. No "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Sections 13.1-725 through 13.1-727 of the VSCA) applicable to Parent is applicable to the Parent Merger or the other transactions contemplated hereby (other than the Conectiv Merger).

                                ARTICLE IV

                COVENANTS RELATING TO CONDUCT OF BUSINESS

                 4.1. Covenants of Conectiv. During the period from the date of this Agreement and continuing until the Effective Time, Conectiv agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or as otherwise indicated on the Conectiv Disclosure Schedule or as required by a

Governmental Entity of competent jurisdiction or by applicable law, rule or regulation, or to the extent that Parent shall otherwise consent in writing (which consent not to be unreasonably delayed or withheld)):

                 (a) Ordinary Course of Business. Conectiv shall, and shall cause its Subsidiaries to, carry on its and their businesses in the usual, regular and ordinary course consistent with past practice and use all commercially reasonable efforts to preserve intact their present business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers and others having business dealings with them and, subject to prudent management of their workforces and on-going programs currently in force, keep available the services of their present officers and employees, to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Conectiv shall not, and shall not permit any of its Subsidiaries to, (i) enter into a new line of business involving any material investment of assets or resources or any material exposure to liability or loss (including, without limitation, any loans or capital contributions to, and the undertaking of any guarantees in favor of or any "keep well" or other agreements to maintain the financial condition of, another person), or (ii) make investments (including without limitation any loans or capital contributions to, and the undertaking of any guarantees in favor of or any "keep well" or other agreements to maintain the financial condition of, another person) in excess of $25 million in the aggregate, except investments in Subsidiaries and except investments in the ordinary course of business.

                 (b) Dividends. Conectiv shall not, and shall not permit any of its Subsidiaries to: (i) declare or pay any dividends on or make other distributions in respect of any of their capital stock other than (A) by a wholly owned Subsidiary or by a partially owned Subsidiary (provided that Conectiv or a Subsidiary of Conectiv receives its proportionate share of such dividend or distribution), (B) dividends required to be paid on any preferred stock of Subsidiaries in accordance with their terms, (C) regular dividends on Conectiv Common Stock with usual record and payment dates at a rate not in excess of $0.22 per share per quarter, (D) regular dividends on the Class A Stock with usual record and payment dates (1) at a rate not in excess of $0.80 per share per quarter for the period through and including March 31, 2001 and (2) thereafter, at an annual rate up to (x) 90% of the "Company Net Income Attributable to the Atlantic Utility Group" (as defined in the certificate of incorporation of Conectiv) multiplied by (y) the "Outstanding Atlantic Utility Fraction" (as defined the certificate of incorporation of Conectiv) and (E) with respect to any quarter in which the Effective Time occurs, a special dividend with respect to each of Conectiv Common Stock and the Class A Stock in an amount consisting of the pro rata portion of the dividend permitted under clause (C) or (D), as applicable, for the period from and including the first day of such quarter through, but not including, the day of the Effective Time; (ii) split, combine or reclassify any of their capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock; or (iii) redeem, repurchase or otherwise acquire any shares of their capital stock other than (x) redemptions, repurchases and other acquisitions of shares of capital stock in the ordinary course of business consistent with past practice including, without limitation, (1) repurchases, redemptions and other acquisitions in connection with the administration of Benefit Plans and dividend reinvestment plans as in effect on the date hereof in the ordinary course of the operation of such plans consistent with past practice, (2) redemptions, purchases or acquisitions required by the terms of any series of preferred stock of any Subsidiary or (3) in connection with the refunding of the preferred stock of any Subsidiary through the issuance of additional preferred stock of any Subsidiary or indebtedness either at its stated maturity or at a lower cost of funds (calculating such cost on an aggregate after-tax basis) or through the incurrence of indebtedness permitted under Section 4.1(g) and (y) intercompany acquisitions of capital stock.

                 (c) Issuance of Securities. Conectiv shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of their capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities, except for (v) in connection with the refunding of the preferred stock of any Subsidiary through the issuance of additional preferred stock of any Subsidiary either at its stated maturity or at a lower cost of funds (calculating such cost on an aggregate after-tax basis), (w) the issuance of common stock pursuant to the dividend reinvestment plans of Conectiv as in effect on the date hereof in the ordinary course of the operation of such plans, (x) the issuance of common stock, or stock options, stock appreciation or similar rights, as the case may be, pursuant to Benefit Plans of Conectiv as in effect on the date hereof in the ordinary course of the operation of such plans not to exceed the amounts set forth in Section 4.1(c) of the Conectiv Disclosure Schedule, (y) the issuance by a Subsidiary of shares of its capital stock to its parent and (z) any issuance required under the Rights Plan.

                 (d) Charter Documents. Conectiv shall not amend or propose to amend its certificate of incorporation or its bylaws.

                 (e) Acquisitions. Except (i) for acquisitions not exceeding $25 million in the aggregate during any fiscal year, or more than $50 million in the aggregate during the period from the date of this Agreement to the Effective Time, or (ii) in the ordinary course of business consistent with past practice, Conectiv shall not, and shall not permit any of its Subsidiaries to, acquire or agree or publicly propose to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material amount of assets.

                 (f) No Dispositions. Other than (i) dispositions not exceeding $50 million during any fiscal year, (ii) dispositions publicly announced prior to the date hereof or pursuant to agreements in effect on the date hereof, (iii) dispositions of Conectiv Communications, Inc., Conectiv Thermal Systems, Inc., Petron Oil Corp. and Conectiv Solutions, LLC,
         (iv) dispositions of investments made in or by Enertech Capital Partners I or Enertech Capital Partners II, (v) dispositions of assets of Burney Forest Power (Burney, CA), Vineland Cogeneration, L.P. (Vineland, NJ), Pedricktown Cogeneration, L.P. (Pedricktown, NJ), SEGS IV (Kramer Junction, CA) and Hydro Kennebec (Winslow, ME), (vi) disposition of transmission and distribution assets in Vineland, New Jersey or (vii) in the ordinary course of business consistent with past practice, Conectiv shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, encumber or otherwise dispose of, any material amount of assets. In addition to the above, Conectiv shall provide to Parent copies of all agreements which Conectiv or its Subsidiaries propose to enter into in connection with any disposition described in this paragraph (f) which is material to Conectiv and its Subsidiaries taken as a whole and shall confer and consult with Parent prior to execution of any such agreements which provide for material ongoing obligations on behalf of Conectiv or its Subsidiaries.

                 (g) Indebtedness. Conectiv shall not, and shall not permit any of its Subsidiaries to, incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed, including without limitation the issuance of debt securities or warrants or rights to acquire debt) or enter into any "keep well" or other agreement to maintain the financial condition of another person or enter into arrangements having the effect of any of the foregoing other than (i) short-term indebtedness in the ordinary course of business consistent with past practice, (ii) long-term indebtedness in connection with the refinancing of existing indebtedness either at its stated maturity or at a lower cost of funds (calculating such cost on an aggregate after-tax basis), (iii) long-term indebtedness in connection with the refunding of the preferred stock of any Subsidiary either at its stated maturity or at a lower cost of funds (calculated as aforesaid), (iv) as contemplated in the Conectiv SEC Reports filed prior to the date of this Agreement pursuant to the 1935 Act, (v) pursuant to securitizations to the extent permitted by the applicable Governmental Entity, (vi) to finance acquisitions or capital expenditures permitted by Sections 4.1(e) or 4.1(h), (vii) such indebtedness, guarantees and agreements among Conectiv and its Subsidiaries and (viii) additional indebtedness in any fiscal year not exceeding $100 million.

                 (h) Capital Expenditures. Conectiv shall not, and shall not permit any of its Subsidiaries to, make any capital expenditures, other than, with respect to ACE and DP&L, (i) capital expenditures incurred in connection with the construction of new facilities, (ii) capital expenditures to repair or replace facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) and
         (iii) capital expenditures required to provide or maintain reliable electric and natural gas service and, with respect to all other Subsidiaries of Conectiv those which do not exceed, in the aggregate, capital expenditures provided for in each category in the budget set forth in Section 4.1(h) of the Conectiv Disclosure Schedule.

                 (i) Compensation and Benefits. Conectiv shall not, and shall not permit any of its Subsidiaries to, enter into, adopt or amend, or increase the amount or accelerate the payment or vesting of any benefit or amount payable under, any Benefit Plan or employee benefit plan or other arrangement that would be a Benefit Plan of Conectiv or its Subsidiaries if it were in effect as of the date of this Agreement, or increase the compensation or benefits of any director, employee or officer of Conectiv or any of its Subsidiaries, (x) except for any of the foregoing required by a Benefit Plan of Conectiv or collective bargaining agreement, (y) except for normal (including incentive) increases in the ordinary course of business that, in the aggregate, do not result in a material increase in benefits or compensation expense to Conectiv and its Subsidiaries taken as a whole, and (z) except in the case of new hires and promotions; provided, however, that the Personnel and Compensation Committee of Conectiv shall be permitted to consult with participants in the Conectiv Supplemental Retirement Plan and the Conectiv Deferred Compensation Plan, and to determine whether benefits under such plans will be distributed in one lump sum or in accordance with the distribution options previously selected by each participant upon a participant's termination of employment or service for any reason following the Effective Time.

                 (j) Accounting. Conectiv shall not, and shall not permit any of its Subsidiaries to, make any changes in their accounting methods, except as permitted by GAAP.

                 (k) Rate Matters; 1935 Act. (i) To the extent permitted by law, except for currently pending rate filings, any fuel cost recovery applications, routine or administrative filings and informational filings in connection with market-based rates, Conectiv shall, and shall cause its Subsidiaries to, discuss with Parent prior to initiating any proposed changes in its or its Subsidiaries' rates or charges (other than cost pass-through rate adjustment clauses), standards of service or regulatory accounting from those in effect on the date hereof and consult with Parent prior to making any filing (or any amendment thereto), or effecting any agreement, commitment, arrangement or consent with any Governmental Entity, whether written or oral, formal or informal, with respect thereto, and Conectiv and its Subsidiaries shall not make any filing to change their rates or charges on file with the public utility commission of any state or FERC that would reasonably be expected to result in a Material Adverse Effect on Conectiv. Notwithstanding the foregoing, neither Conectiv nor any of its Subsidiaries shall be required to consult or have discussions with Parent prior to entering into arrangements with customers in the ordinary course of business consistent with past practice.

                 (ii) To the extent permitted by law, Conectiv shall, and shall cause each of its Subsidiaries to, deliver to Parent a copy of each filing or agreement related to generally applicable rates, charges, standards of service, accounting or regulatory policy which could lead to a material change in any of those areas at least four days prior to the filing or execution thereof so that Parent may comment thereon. Conectiv shall, and shall cause its Subsidiaries to, make all such filings only in the ordinary course of business (i) consistent with past practice or (ii) as required by a Governmental Entity or regulatory agency with appropriate jurisdiction or under existing settlement agreements to which Conectiv is a party.

                 (iii) Conectiv shall not, and shall not permit any of its Subsidiaries to, except as required or contemplated by this Agreement, engage in any activities which would cause a change in its status, or that of its Subsidiaries, under the 1935 Act; provided that, in any event, such Subsidiaries shall be permitted to obtain "exempt wholesale generator" status under the 1935 Act.

                 (l) Insurance. Conectiv shall, and shall cause its Subsidiaries, to maintain with financially responsible insurance companies (or through self-insurance not inconsistent with such party's past practice), insurance in such amounts and against such risks and losses as are customary for companies engaged in the utility industry and such other business as conducted by Conectiv and its Subsidiaries employing methods of generating electric power and fuel sources similar to those methods employed and fuels used by Conectiv and its Subsidiaries.

                 (m) Tax-Free Qualification. Conectiv shall not, and shall not permit any of its Subsidiaries to, take any action that would prevent or impede the Mergers, taken together, from qualifying as a transaction described in Section 351 of the Code.

                 (n) Rights Plan. Conectiv shall not amend, modify or waive any provision of the Rights Plan in any way that is materially adverse to Parent, and shall not take any action to redeem the Rights or render the Rights inapplicable to any transaction in any way that is materially adverse to Parent, other than, in each case, to permit another transaction that Conectiv Board has determined is a Superior Proposal (as defined in Section 8.11), to be consummated after termination of this Agreement.

                 (o) Affiliate Letter and Agreements. On or prior to the Closing Date, Conectiv will deliver to Parent a letter (the "Conectiv Affiliate Letter") identifying all persons who are "affiliates" of Conectiv for purposes of Rule 145 under the Securities Act ("Rule 145"). On or prior to the Closing Date, Conectiv will use all reasonable efforts to cause each person identified as an "affiliate" in the Conectiv Affiliate Letter to deliver a written agreement (an "Affiliate Agreement") in connection with restrictions on affiliates under Rule 145.

                 (p)      Third Party Standstill Agreements.  Subject to
         Section 5.5, during the period from the date of this Agreement through the Effective Time, neither Conectiv nor any of its Subsidiaries shall terminate, amend, modify or waive any provision of any standstill agreement or any standstill provisions of other agreements to which it is a party. Subject to Section 5.5, during such period, Conectiv shall take all appropriate steps to enforce the provisions of any such agreement.

                 (q) Contracts. Conectiv shall not, and Conectiv shall not permit any of its Subsidiaries to, except in the ordinary course of business, modify, amend or terminate any contract or agreement which Conectiv or any Subsidiary of

         Conectiv is a party (other than a modification, amendment or termination of any agreement identified in Section 8.11(e)(iv) of the Conectiv Disclosure Schedule that would not reasonably be expected to result in a Material Adverse Effect on Conectiv), that is material to Conectiv and its Subsidiaries taken as a whole, to waive, release or assign any material rights to claims therein, or agree to any provisions thereof which would impede the ability of Conectiv to consummate the Mergers, or in respect to which the Mergers would constitute a default, or would result in the Mergers triggering a right of termination by any unaffiliated parties. Conectiv will confer and consult with Parent before entering into any new contract or agreement material to Conectiv and its Subsidiaries taken as a whole.

                 (r) No Breach, Etc. Conectiv shall not, nor shall Conectiv permit any of its Subsidiaries to, take any action that would or is reasonably likely to result in the conditions in Sections 6.2(a) and (b) not being satisfied.

                 (s) Environmental Matters. (i) Conectiv shall, and to the extent applicable shall cause its Subsidiaries to, use reasonable best efforts to obtain, prior to the Closing Date, from the New Jersey Department of Environmental Protection ("NJDEP") a written determination that the New Jersey Industrial Site Recovery Act (N.J. Stat. Ann. Sec. 13:K1-6 et seq.) ("ISRA") does not apply to the transactions contemplated by this Agreement. In the event that NJDEP determines that ISRA does apply, then Conectiv shall use its reasonable best efforts, or shall cause its Subsidiaries to use their reasonable best efforts, to obtain from the NJDEP, prior to the Closing Date, either a letter of "no further action" or a "Negative Declaration" or, alternatively, execute a Remediation Agreement with the NJDEP on commercially reasonable terms, which Remediation Agreement shall be implemented by Conectiv and/or its Subsidiaries at their sole cost and expense.

                 (ii) Except as would not reasonably be expected to result in a Material Adverse Effect on Conectiv: (A) Conectiv shall, and shall cause its Subsidiaries to, promptly notify Parent of any information requests by or any communications with or any enforcement action by Governmental Entities with respect to the operation or maintenance or improvement of any currently or formerly owned or operated assets, properties, facilities or business that may give rise to any allegation of noncompliance with Environmental Law or violation of Environmental Permit, and
         (B) with respect to such noncompliance with Environmental Law or any violation of Environmental Permit, neither Conectiv nor any of its Subsidiaries shall enter into any settlement or agreement with any third parties or Governmental Entities or pay any judgment or fines or agree to any penalties.

                 (t) Tax Matters. Neither Conectiv nor any of its Subsidiaries shall, other than in the ordinary course of business and consistent with its past practices, (i) make or rescind any material express or deemed election relating to Taxes, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or (iii) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ending December 31, 1999; provided, that Conectiv and its Subsidiaries shall keep Parent reasonably informed and timely provide Parent with copies of all relevant documents and consult with Parent on matters described in the foregoing clauses (i) through (iii).

                 (u) Tax Rulings. Neither Conectiv nor any of its Subsidiaries shall make a request for a Tax Ruling (or submit any material in connection with such Tax Ruling) without first consulting with Parent (including providing Parent with advance copies of and reasonable opportunity (not less than ten (10) Business Days) to review and comment on any submissions to any Tax authority before such submissions are made) and shall inform Parent as to the status of the Tax Ruling and communications with such Tax authority.

                 (v) Certain Consents. If requested by Parent, Conectiv shall use reasonable best efforts to obtain the consents identified in Section 3.1(d)(ii) of the Conectiv Disclosure Schedule (provided that such consents and any obligations thereunder shall not be effective until the Closing).

                 4.2. Covenants of Parent. During the period from the date of this Agreement and continuing until the Effective Time, Parent agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or as otherwise indicated on the Parent Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction or by applicable law, rule or regulation, or to the extent that Conectiv shall otherwise consent in writing (which consent not to be unreasonably delayed or withheld)):

                 (a) Ordinary Course of Business. Parent shall and shall cause its Subsidiaries to, carry on their respective existing businesses in the usual, regular and ordinary course and use all commercially reasonable efforts to preserve intact their respective present business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers and others having business dealings with them and, subject to prudent management of their workforces and on-going programs currently in force, keep available the services of their present officers and employees, to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time.

                 (b) Dividends. Parent shall not, and shall not permit any of its Subsidiaries to: (i) declare or pay any dividends on or make other distributions in respect of any of their capital stock other than (A) by a wholly owned Subsidiary or by a partially owned Subsidiary (provided that Parent or a Subsidiary of Parent receives its proportional share of such dividend or distribution), (B) dividends required to be paid on any preferred stock of Subsidiaries in accordance with their terms, (C) regular quarterly dividends on Parent Common Stock with usual record and payment dates at an annual rate not greater than $1.00 per share, and (D) with respect to any quarter in which the Effective Time occurs, a special dividend with respect to Parent Common Stock in an amount consisting of the pro rata portion of the dividend permitted under clause (C), for the period from and including the first day of such quarter through, but not including, the day of the Effective Time; (ii) split, combine or reclassify any of their capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock; or (iii) redeem, repurchase or otherwise acquire any shares of their capital stock other than (x) redemptions, repurchases and other acquisitions of shares of capital stock in the ordinary course of business consistent with past practice including, without limitation, (1) repurchases, redemptions and other acquisitions in connection with the administration of Benefit Plans and dividend reinvestment plans as in effect on the date hereof in the ordinary course of the operation of such plans, (2) redemptions, purchases or acquisitions permitted by the respective terms of any series of preferred stock or (3) in connection with the refunding of the preferred stock through the issuance of additional preferred stock or indebtedness either at its stated maturity or at a lower cost of funds (calculating such cost on an aggregate after-tax basis) or through the incurrence of indebtedness permitted under Section 4.2(g) and
         (y) intercompany acquisitions of capital stock.

                 (c) Issuance of Securities. Parent shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of their capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities, except for (x) those so issued, delivered or sold for consideration as determined in good faith by the Board of Directors of Parent, (y) the issuance of common stock or stock options, stock appreciation or similar rights, as the case may be, pursuant to Benefit Plans or dividend reinvestment plans of Parent as in effect on the date hereof in the ordinary course of the operation of such plans and (z) the issuance by a Subsidiary of shares of its capital stock to its parent.

                 (d) Charter Documents. Parent shall not amend or propose to amend its articles of incorporation or its bylaws in a manner that would reasonably be expected to materially impede or materially delay the Mergers.

                 (e) Acquisitions. Parent shall not, and shall not permit any of its Subsidiaries to, acquire or agree or publicly propose to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business which is inconsistent with the permitted business activities of a registered holding company under the 1935 Act.

                 (f) No Dispositions. Other than (i) dispositions not exceeding $200 million during any fiscal year, (ii) dispositions publicly announced prior to the date hereof or pursuant to agreements in effect on the date hereof or (iii) in the ordinary course of business consistent with past practice, Parent shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, encumber or otherwise dispose of, any material amount of assets.

                 (g) Indebtedness. Parent shall not, and shall not permit any of its Subsidiaries to, incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed, including without limitation the issuance of debt securities or warrants or rights to acquire debt) or enter into any "keep well" or other agreement to maintain the financial condition of another person or enter into arrangements having the effect of any of the foregoing, to the extent any such indebtedness, agreements or arrangements would cause Parent to fail to maintain at least a "Baa2" rating by Moody's Investors Service and a "BBB" rating by Standard and Poor's Corporation.

                 (h) Accounting. Parent shall not, and shall not permit any of its Subsidiaries to, make any changes in their accounting methods, except as permitted by GAAP.

                 (i) 1935 Act. Parent shall not, and shall not permit any of its Subsidiaries to, except as required or contemplated by this Agreement, engage in any activities which would cause a change in its status, or that of its Subsidiaries, under the 1935 Act.

                 (j) Insurance. Parent shall, and shall cause its Subsidiaries, to maintain with financially responsible insurance companies (or through self-insurance not inconsistent with such party's past practice), insurance in such amounts and against such risks and losses as are customary for companies engaged in the utility industry and such other businesses as conducted by Parent and its Subsidiaries employing methods of generating electric power and fuel sources similar to those methods employed and fuels used by Parent and its Subsidiaries.

                 (k) Tax-Free Qualification. Parent shall not, and shall not permit any of its Subsidiaries to, take any action that would prevent or impede the Mergers, taken together, from qualifying as a transaction described in Section 351 of the Code.

                 (l) Certain Other Actions. Parent shall not, and shall not permit its Subsidiaries to, (i) acquire or agree to acquire by merger or consolidation or similar transaction with, or by purchasing a substantial portion of the assets of or equity in, any business or any corporation, partnership, association or other business organization or division thereof or (ii) enter into or agree to enter into new lines of business, encumber shares of their capital stock or take any other action, if the taking of any such action referred to in clause (i) or
         (ii) could reasonably be expected to (A) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the Mergers or the expiration or termination of any applicable waiting period, (B) materially increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Mergers or materially increase the risk of not being able to remove any such order on appeal or otherwise or (C) otherwise materially delay or impede the consummation of the Mergers.

                 (m) Activities. Prior to the Effective Time, Parent shall, and shall cause HoldCo, Merger Sub A and Merger Sub B to, (A) perform its respective obligations under this Agreement in accordance with its terms and (B) not engage, directly or indirectly, in any business or activity of the type or kind, and not enter into any agreement or arrangement with any person, or be subject to or bound to any obligation or undertaking, which is not consistent with this Agreement.

                 (n) No Breach, Etc. Parent shall not, nor shall Parent permit any of its Subsidiaries to, take any action that would or is reasonably likely to result in the conditions set forth in Sections 6.3(a) and (b) not being satisfied.

                 4.3. Advice of Changes; Governmental Filings. Conectiv shall (a) confer with Parent on a regular and frequent basis and
(b) report to Parent (to the extent permitted by law or regulation or any applicable confidentiality agreement) on operational matters. Conectiv and Parent shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports, announcements and publications promptly after the same are filed. Subject to applicable laws relating to the exchange of information, each of Conectiv and Parent shall have the right to review in advance, and will consult with the other with respect to, all the information relating to the other party and each of their respective Subsidiaries, which appears in any filings, announcements or publications made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party agrees that, to the extent practicable and as timely as practicable, it will consult with, and provide all appropriate and necessary assistance to, the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

                 4.4. Transition Planning. Conectiv and Parent shall each appoint one or more representatives to a committee that will be responsible for coordinating transition planning and implementation relating to the Mergers.

                 4.5. Control of Other Party's Business. Nothing contained in this Agreement shall be deemed to give Conectiv, directly or indirectly, the right to control or direct Parent's operations prior to the Effective Time. Nothing contained in this Agreement shall be deemed to give Parent, directly or indirectly, the right to control or direct Conectiv's operations prior to the Effective Time. Prior to the Effective Time, each of Conectiv and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

                 4.6. Payment of Dividends. Conectiv, HoldCo and Parent shall coordinate with each other the declaration, setting of record dates and payment of dividends on capital stock of Conectiv or any of Conectiv's Subsidiaries so that holders of capital stock of Conectiv or any of Conectiv's Subsidiaries do not receive dividends on both capital stock of Conectiv or any of Conectiv's Subsidiaries and HoldCo Common
Stock received in the Mergers in respect of any calendar quarter or fail to receive a dividend on either capital stock of Conectiv or any of Conectiv's Subsidiaries and HoldCo Common Stock received in the Mergers in respect of any calendar quarter. Nothing in this Section 4.6 shall prevent or limit the ability of the parties to pay the dividend referred to in Section 4.1(b)(i)(E) or 4.2(b)(i)(D).

                                ARTICLE V

                          ADDITIONAL AGREEMENTS

                 5.1. Preparation of Proxy Statement; Stockholders Meeting. (a) As promptly as practicable following the date hereof, the parties shall prepare and file with the SEC preliminary proxy materials which shall constitute the Joint Proxy Statement/Prospectus (such proxy statement/prospectus, and any amendments or supplements thereto, the "Proxy Statement/Prospectus") and a registration statement on Form S-4 with respect to the issuance of HoldCo Common Stock in connection with the Mergers (the "Form S-4"). The Proxy Statement/Prospectus will be included in the Form S-4 as HoldCo's prospectus. The Form S-4 and the Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of Parent and Conectiv shall use reasonable best efforts to have the Form S-4 cleared by the SEC as promptly as practicable after filing with the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Mergers. Each party shall, as promptly as practicable after receipt thereof, provide copies of any written comments received from the SEC to the other party with respect to the Proxy Statement/Prospectus and advise the other party of any oral comments with respect to the Proxy Statement/Prospectus received from the SEC.

                 Parent agrees that none of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Parent and the Conectiv Stockholders Meetings (as defined below), will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Conectiv agrees that none of the information supplied or to be supplied by Conectiv for inclusion or incorporation by reference in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Parent and the Conectiv Stockholders Meetings, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of the foregoing, it is understood and agreed that information concerning or related to Parent or HoldCo will be deemed to have been supplied by Parent and information concerning or related to Conectiv shall be deemed to have been supplied by Conectiv.
Parent will provide Conectiv with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus prior to filing such with the SEC, and will provide Conectiv with a copy of all such filings made with the SEC. No amendment or supplement to the information supplied by Conectiv for inclusion in the Proxy Statement/Prospectus shall be made without the approval of Conectiv, which approval shall not be unreasonably withheld or delayed.

                 (b)      Parent and Conectiv, as promptly as
practicable following the execution of this Agreement, shall each duly call, give notice of, convene and hold a meeting of its respective stockholders (the "Conectiv Stockholders Meeting" and the "Parent Stockholders Meeting") for the purpose of obtaining the Required Conectiv Vote and the Required Parent Vote with respect to the transactions contemplated by this Agreement, shall each take all lawful action to solicit proxies in favor of the adoption of this Agreement by the Required Conectiv Vote and the Required Parent Vote and the Board of Directors of each party shall recommend adoption of this Agreement by the stockholders of such party; provided that, the Board of Directors of Conectiv shall not be required to solicit such proxies and shall not be required to make, or may withdraw, modify or change, such recommendation if it shall have determined in good faith, after consultation with outside legal counsel, that such action is reasonably necessary for such Board of Directors to act in a manner consistent with its fiduciary duties under applicable law.

                 5.2.    HoldCo Board of Directors.  At or prior
to the Effective Time, the Board of Directors of HoldCo will take all action necessary to elect, effective immediately following the Effective Time, to such Board of Directors at least two persons who were members of the Conectiv Board of Directors prior to the Effective Time, chosen by the mutual agreement of Parent and Conectiv.

                 5.3.     Access to Information.  Upon reasonable
notice, (i) Conectiv shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and personnel (including Conectiv's environmental, health and safety personnel) and
(ii) Parent shall and shall cause its Subsidiaries to, afford to the officers, employees and accountants, counsel, financial advisors and other representatives of Conectiv, reasonable access to senior executives of Parent for the purpose of discussing Parent's business (with reasonable access to the documents related thereto) during the period prior to the Effective Time. Each party shall (and shall cause its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than documents which such party is not permitted to disclose under applicable law), and (b) consistent with its legal obligations, all other information concerning its business, properties and personnel as such other party may reasonably request (including Tax Returns and related Tax information); provided, however, that either party may restrict the foregoing access to the extent that (i) a Governmental Entity requires such party or any of its Subsidiaries to restrict access to any properties or information or (ii) any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict access to any properties or information. The parties will hold any such information which is non-public in confidence to the extent required by, and in accordance with, the provisions of the letters dated October 6, 2000 and January 19, 2001 between Conectiv and Parent (the "Confidentiality Agreements"). No investigation conducted pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made in this Agreement.

                 5.4. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each party will, and cause its respective Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Mergers and the other transactions contemplated by this Agreement as soon as practicable after the date hereof. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing (and to share equally in the filing fees) of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby at a mutually agreed time and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

                 (b)      Each of Parent and Conectiv shall, and
shall cause its respective Subsidiaries to, in connection with the efforts referenced in Section 5.4(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other applicable law or regulation, use its best efforts to (i) make all appropriate filings and submissions with any Governmental Entity that may be necessary, proper or advisable under applicable laws or regulations in respect of any of the transactions contemplated by this Agreement, (ii) cooperate in all respects with each other in connection with any such filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (iii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and (iv) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

                 (c)      In furtherance and not in limitation of
the covenants of the parties contained in Sections 5.4(a) and 5.4(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the transactions contemplated by this Agreement as violative of any applicable law, regulation or agreement, each of Parent and Conectiv shall, and shall cause its respective Subsidiaries to, cooperate in all respects with each other and use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this
Section 5.4 shall limit a party's right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) so long as such party has up to then complied in all respects with its obligations under this Section 5.4.

                 (d) If any objections are asserted with respect to the transactions contemplated hereby under any applicable law, regulation or agreement or if any suit is instituted (or threatened to be instituted) by any Governmental Entity challenging any of the transactions contemplated hereby as violative of any applicable law, regulation or agreement, each of Parent and Conectiv shall, and shall cause its respective Subsidiaries to, use its reasonable best efforts to resolve any such objections or challenge as such Governmental Entity may have to such transactions under such law, regulation or agreement so as to permit consummation of the transactions contemplated by this Agreement.

                 5.5. Acquisition Proposals. (a) Conectiv shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Acquisition Proposal (as defined below). Conectiv shall not directly or indirectly, and it shall use its reasonable best efforts to cause its officers, directors, employees, representatives, agents or affiliates, including any investment bankers, attorneys or accountants retained by Conectiv or any of its Subsidiaries or affiliates, not to, (i) solicit, initiate, knowingly encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, recapitalization, consolidation, business combination, sale of 15% or more of the consolidated assets of Conectiv and its Subsidiaries, taken as a whole, sale of 15% or more of the shares of capital stock
(including by way of a tender offer, share exchange or exchange offer) of Conectiv or any of its Subsidiaries (whose assets constitute 15% or more of the consolidated assets of Conectiv and its Subsidiaries, taken as a whole) or similar or comparable transactions involving Conectiv or any of its Subsidiaries, other than the transactions contemplated by this Agreement and the dispositions permitted under Section 4.1(f) of this Agreement (any such proposal or offer (other than a proposal or offer made by Parent or an affiliate thereof or such permitted dispositions) being herein referred to as an "Acquisition Proposal"), or (ii) engage in negotiations or discussions concerning, or provide any non-public information to any Person or entity relating to, any Acquisition
Proposal. Notwithstanding any other provision of this Agreement, the Board of Directors of Conectiv may furnish information (pursuant to a customary confidentiality agreement no more favorable, in the aggregate, to the party receiving information than the Confidentiality Agreement (it being understood that Conectiv may enter into a confidentiality agreement without a standstill or with a standstill provision less favorable to Conectiv if it waives or similarly modifies the standstill provision in the Confidentiality Agreement)) to, or engage in discussions or negotiations with, any Person in response to an unsolicited bona fide written Acquisition Proposal of such Person, if, and only to the extent that, the Board of Directors of Conectiv determines in good faith, after consultation with outside legal counsel, that such action is reasonably necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law. Nothing contained in this
Section 5.5 shall prohibit Conectiv or its Board of Directors (i) from taking and disclosing to its stockholders a position contemplated by Rule
14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or from making any legally required disclosure to the stockholders of Conectiv with regard to an Acquisition Proposal or (ii) from taking any actions contemplated by Section 5.1(b) or 7.1(f).

                 5.6.     Conectiv Stock Options; Employee
Benefits Matters. (a) Options. Conectiv shall take all action reasonably necessary so that, immediately prior to the Effective Time, each outstanding stock option issued under the Conectiv Stock Option Plan shall become vested and exercisable as of the Effective Time and shall, at the election of the holder thereof, be either (i) canceled and the holder thereof shall be entitled to receive at the Effective Time from Conectiv or as soon as practicable thereafter (but in no event later than 10 days after the Effective Time) from HoldCo or Surviving Corporation B in consideration for such stock option an amount in cash equal to (A) the excess, if any, of the Conectiv Common Stock Cash Consideration under
Section 1.8(b)(ii) over the exercise price per share previously subject to such stock option, less any required withholding taxes, multiplied by
(B) the number of shares of Conectiv Common Stock subject to such stock option, or (ii) converted into an option to purchase a number of shares of HoldCo Common Stock (a "Converted Option") equal to the product of the number of shares of Conectiv Common Stock subject to such stock option and the number of shares of HoldCo Common Stock equal to the Conectiv Common Stock Exchange Ratio under Section 1.8(b)(ii) (provided that any fractional share resulting from such multiplication shall be rounded up or down to the nearest whole share). The terms and conditions of the Converted Option shall remain the same as the terms and conditions of the related stock option of Conectiv, except that the exercise price per share of each Converted Option shall equal the exercise price per share of such stock option divided by the number of shares of HoldCo Common Stock equal to the Conectiv Common Stock Exchange Ratio under Section 1.8(b)(ii) (provided that such exercise price shall be rounded down to the nearest whole cent). HoldCo shall take all corporate action necessary to reserve for issuance a sufficient number of shares of HoldCo Common Stock for delivery upon exercise of the Converted Options. HoldCo shall use its best efforts to cause the registration of the shares of HoldCo Common Stock subject to the Converted Options to become effective as part of the Form S-4, or on the same date as the Form S-4 is declared effective; and, thereafter, HoldCo shall file one or more registration statements on appropriate forms with respect to shares of HoldCo Common Stock subject to the Converted Options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements for so long as the Converted Options remain outstanding. Conectiv and HoldCo shall take all such steps as may be required to cause the transactions contemplated by this Section 5.6 and any other dispositions of Conectiv equity securities (including derivative securities) or acquisitions of HoldCo equity securities (including derivative securities) in connection with this Agreement by each individual who (i) is a director or officer of Conectiv or (ii) at the Effective Time will become a director or officer of HoldCo to become exempt under Rule 16b-3 promulgated under the Exchange Act. As soon as practicable after the Effective Time, HoldCo shall deliver or cause to be delivered to each holder of Converted Options an appropriate notice setting forth such holder's rights pursuant to the Conectiv Stock Option Plan and agreements evidencing the grants of such Converted Options, after giving effect to the transactions hereunder.

                 (b)      Employment Related Obligations; Employee Benefits.

                                  (i)      Obligations of Parent;
                     Comparability of Benefits. HoldCo shall, or shall cause Surviving Corporation B to, assume all employment-related obligations and agreements with respect to any current and former employees, directors and consultants of Conectiv or any of its Subsidiaries ("Conectiv Employees") (including without limitation (A) recognizing and, as required by law, bargaining with, or continuing to recognize and, as required by law, bargain with, the current exclusive collective bargaining representatives and
                     (B) honoring, or continuing to honor, all current collective bargaining agreements), which obligations and agreements shall be performed in accordance with their terms. In addition, each Benefit Plan listed in Section 3.1(p)(i) of the Conectiv Disclosure Schedule shall be the obligation of HoldCo and Surviving Corporation B at the Effective Time and, for at least two years thereafter, HoldCo shall, or shall cause Surviving Corporation B to, provide each Conectiv Employee with a base salary or wages, as applicable, at least equal to that provided to such Conectiv Employee immediately prior to the Effective Time, and to provide benefits to Conectiv Employees that are no less favorable than the benefits provided, in the aggregate, to Conectiv Employees immediately prior to the Effective Time as set forth in Section 3.1(p)(i) of the Conectiv Disclosure Schedule; provided, however, that for such two-year (or, if applicable, such longer) period, each Conectiv Employee shall receive severance payments and benefits no less favorable than those provided under the Conectiv severance plans and policies as set forth in Section 3.1(p)(i) of the Conectiv Disclosure Schedule in effect immediately prior to the Effective Time; provided, further, that nothing contained in this Agreement shall entitle any Conectiv Employee to any severance rights that are more favorable than those provided under the Conectiv severance plans and policies set forth in
                     Section 3.1(p)(i) of the Conectiv Disclosure
                     Schedule, including, without limitation, increased eligibility to receive severance payments or benefits or increased level or type of severance payments or benefits. Notwithstanding the foregoing, nothing herein shall require the continuation of any particular Benefit Plan of Conectiv or prevent the amendment or termination thereof (subject to the maintenance of the benefits as provided in the preceding sentence and subject to satisfaction of any legal duty to bargain with the collective bargaining representatives of Conectiv Employees with respect to such matters); provided, however, that for the two-year period following the Effective Time, HoldCo shall, or shall cause Surviving Corporation B to, subject to the requirements of this Section 5.6(b)(i), honor the terms of the Conectiv Supplemental Retirement Plan ("SERP") and the Conectiv Deferred Compensation Plan ("DCP"), as well as any action taken by the Board of Directors or the Personnel and Compensation Committee of Conectiv with respect to such plans in accordance with section 4.1(i) herein, without amendment or termination (except for the substitution of stock of Parent for stock of Conectiv). In addition, in the event the Personnel and Compensation Committee of Conectiv shall have determined, in its discretion, to distribute benefits in accordance with the options previously selected by each participant in each of the SERP and the DCP upon a participant's termination of employment or service for any reason following the Effective Time, Parent, HoldCo or Surviving Corporation B shall, to the extent Conectiv has not already done so, contribute cash to a grantor trust or trusts (maintained by an institutional trustee independent of the parties hereto), as soon as practicable after the Effective Time (but no more than 20 days after the Effective
                     Time), in an amount not less than the value, as of the Effective Time, of all participants' benefits under the SERP and the DCP, respectively, as determined by Towers Perrin.

                                  (ii)     Pre-Existing Limitations;
                     Deductible; Service Credit. With respect to any Benefit Plans in which Conectiv Employees participate after the Effective Time, HoldCo shall, or shall cause Surviving Corporation B to: (A) to the extent satisfied or inapplicable under applicable Benefit Plans of Conectiv immediately prior to the Effective Time, waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Conectiv Employees under any Benefit Plan in which such employees may be eligible to participate after the Effective Time, (B) provide each Conectiv Employee with credit for any co-payments and deductibles paid prior to participation in such Benefit Plan in satisfying any applicable deductible or out-of-pocket requirements under any welfare Benefit Plan in which such employees may be eligible to participate after the Effective Time, and

                     (C) recognize all service except to the extent such recognition would result in duplication of benefits (unless such duplication is expressly contemplated in a plan, agreement or other arrangement of, or approved by, HoldCo) of Conectiv Employees with Conectiv and its current and former affiliates for all purposes (including, without limitation, purposes of eligibility to participate, vesting credit, entitlement for benefits and benefit accrual) in any Benefit Plan in which such employees may be eligible to participate after the Effective Time, to the same extent taken into account under a comparable Benefit Plan of Conectiv immediately prior to the Effective Time.

                                  (iii)    Change of Control.  Conectiv
                     and Parent agree that, for purposes of the Benefit Plans of Conectiv set forth in Section 3.1(p)(vii) of the Conectiv Disclosure Schedule (other than the Delmarva Sub-Plan of the Conectiv Retirement Plan, as to which, before the Effective Time, subject to its fiduciary duties under applicable law, the Board of Directors of DP&L will take all actions reasonably necessary to ensure that a "change of control" shall not be deemed to have occurred), the approval or consummation of the transactions contemplated by this Agreement, as applicable, shall constitute a "Change in Control", as applicable under such Conectiv Benefit Plans.

                 5.7.     Fees and Expenses.  Whether or not the
Mergers are consummated, all Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except (a) Expenses incurred in connection with the filing, printing and mailing of the Proxy Statement/Prospectus, which shall be shared equally by Parent and Conectiv, and (b) as provided in Section 7.2 and Section 5.4. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement/Prospectus and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

                 5.8. Directors' and Officers' Indemnification and Insurance. (a) After the Effective Time through the sixth anniversary of the Effective Time, HoldCo and Surviving Corporation B shall, jointly and severally, indemnify and hold harmless each present (as of the Effective
Time) or former officer, director or employee of Conectiv and its Subsidiaries (the "Indemnified Parties"), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses (including attorneys' fees and expenses) incurred in connection with any claim, action, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer, director or employee of Conectiv or any of its Subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law; provided that no Indemnified Party may settle any such claim without the prior approval of HoldCo (which approval shall not be unreasonably withheld or delayed). Each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any claim, action, proceeding or investigation from HoldCo or Surviving Corporation B within ten Business Days of receipt by HoldCo or Surviving Corporation B from the Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

                 (b) HoldCo shall cause Surviving Corporation B to maintain in effect (i) in its certificate of incorporation and by-laws for a period of six years after the Effective Time, the current provisions regarding elimination of liability of directors and indemnification of, and advancement of expenses to, officers, directors and employees contained in the certificate of incorporation and by-laws of Conectiv and (ii) at the election of HoldCo, for a period of six years after the Effective Time, (A) maintain in effect the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Conectiv
(provided that Surviving Corporation B may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall Surviving Corporation B be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by Conectiv for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, Surviving Corporation B shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount or (B) provide tail coverage for such persons covered by current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Conectiv which tail coverage shall provide coverage for a period of six years for acts prior to the Effective Time on terms no less favorable than the terms of such current insurance coverage.

                 (c) Notwithstanding anything herein to the contrary, if any claim, action, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.8 shall continue in effect until the final disposition of such claim, action, proceeding or investigation.

                 (d)      In the event that Surviving Corporation
B or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of Surviving Corporation B shall succeed to the obligations set forth in Section 5.6 and this Section 5.8.

                 5.9.     Public Announcements.  Conectiv and
Parent shall cooperate to develop a joint communications plan and cooperate (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

                 5.10.    Accountants' Letters.  Upon reasonable
notice from the other, Conectiv and Parent shall use best efforts to cause their respective representatives of PricewaterhouseCoopers LLP to deliver to Conectiv or Parent, as the case may be, a letter, dated within two Business Days of the date the Form S-4 is declared effective covering such matters as are requested by Parent or Conectiv, as the case may be, and as are customarily addressed in accountant's "comfort" letters. In connection with Conectiv's efforts to obtain such letter, if requested by PricewaterhouseCoopers LLP, Parent shall provide a representation letter to PricewaterhouseCoopers LLP complying with the Statement on Auditing Standards No. 72 promulgated by the American Institute of Certified Public Accountants ("SAS 72"), if then required. In connection with Parent's efforts to obtain such letter, if requested by PricewaterhouseCoopers LLP, Conectiv shall provide a representation letter to PricewaterhouseCoopers LLP complying with SAS 72, if then required.

                 5.11. Listing of Shares of HoldCo Common Stock. HoldCo shall use its best efforts to cause the shares of HoldCo Common Stock to be issued in connection with the Mergers and the shares of HoldCo Common Stock to be reserved for issuance upon exercise of Conectiv Stock Options to be approved for listing, upon official notice of issuance, on the NYSE.

                 5.12. Significant Presence; Community Support. After the Effective Time, Parent intends that Surviving Corporation B shall maintain a significant presence in Wilmington, Delaware. After the Effective Time, Surviving Corporation B shall provide charitable contributions and community support within the service areas of Conectiv and its Subsidiaries at comparable levels of charitable contributions and community support as have been provided by Conectiv and its Subsidiaries within their service areas.

                 5.13. Parent Share Repurchase Program. Parent represents and warrants that its Board of Directors has authorized the repurchase of up to $450 million of Parent Common Stock. Parent agrees that it shall not rescind, nor modify in an adverse manner to Conectiv, such program prior to the Effective Time. Parent agrees to implement such program in good faith consistent with past practices and subject to its reasonable business judgment.

                 5.14.    Conveyance Taxes.  Conectiv and Parent
shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be paid on or before the Effective Time. If the Parent Merger is consummated, the Surviving Corporation A shall pay, or cause to be paid, any and all property or transfer taxes imposed on Parent or its Subsidiaries and any real property transfer Tax imposed on any holder of shares of capital stock of Parent resulting from the Parent Merger; and if the Conectiv Merger is consummated, the Surviving Corporation B shall pay, or cause to be paid, any and all property or transfer Taxes imposed on Conectiv or its Subsidiaries and any real property transfer Tax imposed on any holder of shares of capital stock of Conectiv resulting from the Conectiv Merger.

                                ARTICLE VI

                           CONDITIONS PRECEDENT

                 6.1. Conditions to Each Party's Obligation to Effect the Mergers. The obligations of Conectiv and Parent to effect the Mergers are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                 (a) Conectiv Stockholder Approval. Conectiv shall have obtained the Required Conectiv Vote for the adoption of this Agreement by the stockholders of Conectiv.

                 (b)      Parent Stockholder Approval.  Parent
shall have obtained the Required Parent Vote for the adoption of this Agreement by the stockholders of Parent.

                 (c)      No Injunctions or Restraints;
Illegality. No federal, state, local or foreign, if any, law, statute, regulation, code, ordinance or decree shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Mergers illegal or otherwise prohibiting consummation of the Mergers; provided, however, that the provisions of this Section 6.1(c) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 5.4 shall have been the cause of, or shall have resulted in such order or injunction.

                 (d)      Statutory Approvals.  The Conectiv
Required Statutory Approvals and the Parent Required Statutory Approvals shall have been obtained at or prior to the Effective Time, such approvals shall have become Final Orders and no Final Order shall impose terms or conditions that would reasonably be expected to result in a Material Adverse Effect on HoldCo (giving effect to the Mergers). "Final Order" means action by the relevant Governmental Entity that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired (but without the requirement for expiration of any applicable rehearing or appeal period), and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied. Any reference in this Agreement to the "obtaining" of any such approvals shall mean making such declarations, filings, registrations, giving such notice, obtaining such authorizations, orders, consents, permits or approvals and having such waiting periods expire as are, in each case, necessary to avoid a violation of law.

                 (e)      HSR Act.  The waiting period (and any
extension thereof) applicable to the Mergers under the HSR Act shall have been terminated or shall have expired.

                 (f)      NYSE Listing.  The shares of HoldCo
Common Stock to be issued in connection with the Mergers and such other shares to be reserved for issuance in connection with the Mergers shall have been approved upon official notice of issuance for listing on NYSE.

                 (g)      Effectiveness of the Form S-4.  The
Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

                 6.2.     Additional Conditions to Obligations of
Parent. The obligations of Parent to effect the Mergers are subject to the satisfaction of, or waiver by Parent, on or prior to the Closing Date of the following additional conditions:

                 (a) Representations and Warranties. The representations and warranties of Conectiv in this Agreement that are qualified as to Material Adverse Effect shall be true and correct and those not so qualified shall be true and correct in all material respects in each case as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date); provided that this paragraph
(a) shall be deemed satisfied so long as the failure of all such representations and warranties which are not qualified as to Material Adverse Effect to be so true and correct, in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect; and Parent shall have received a certificate of the chief executive officer or the chief financial officer of Conectiv to such effect.

                 (b) Performance of Obligations of Conectiv. Conectiv shall have performed or complied in all material respects with all material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date; and Parent shall have received a certificate of the chief executive officer or the chief financial officer of Conectiv to such effect.

                 (c) Tax Opinion. Parent shall have received from LeBoeuf, Lamb, Greene & MacRae, L.L.P., counsel to Parent, on the Closing
Date, a written opinion dated as of such date to the effect that the Mergers, taken together, will be treated for federal income tax purposes as transactions described in Section 351 of the Code. In rendering such opinion, counsel to Parent shall be entitled to rely upon representations of officers of Parent and Conectiv in form and substance reasonably satisfactory to such counsel.

                 (d)      Conectiv Material Adverse Effect.
Except as set forth in the Conectiv Disclosure Schedules or in the Conectiv SEC Reports filed prior to the date of this Agreement, no Material Adverse Effect on Conectiv shall have occurred and there shall exist no fact or circumstance which would reasonably be expected to have a Material Adverse Effect on Conectiv.

                 (e)      Conectiv Specified Approvals.  The
Conectiv Required Statutory Approvals identified in Items 2 and 5 of
Section 3.1(d)(iii) of the Conectiv Disclosure Schedule (the "Specified Approvals") shall have been obtained, and with respect to the Specified Approvals such approvals shall have become Final Orders and no such Final

Order shall impose terms and conditions that would reasonably be expected to result in a Material Adverse Effect on Conectiv.

                 6.3.     Additional Conditions to Obligations of
Conectiv. The obligations of Conectiv to effect the Mergers are subject to the satisfaction of, or waiver by Conectiv, on or prior to the Closing Date of the following additional conditions:

                 (a) Representations and Warranties. The representations and warranties of Parent in this Agreement that are qualified as to Material Adverse Effect shall be true and correct and those not so qualified shall be true and correct in all material respects in each case as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date); provided that this paragraph
(a) shall be deemed to be satisfied so long as the failure of all such representations and warranties which are not qualified as to Material Adverse Effect to be so true and correct, in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect, and Conectiv shall have received a certificate of the chief executive officer or the chief financial officer of Parent to such effect.

                 (b)      Performance of Obligations of Parent.
Parent shall have performed or complied in all material respects with all material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and Conectiv shall have received a certificate of the chief executive officer or the chief financial officer of Parent to such effect.

                 (c)      Tax Opinion.  Conectiv shall have
received from Simpson Thacher & Bartlett, counsel to Conectiv, on the Closing Date, a written opinion dated as of such date to the effect that the Mergers, taken together, will be treated for federal income tax purposes as a transaction described in Section 351 of the Code. In rendering such opinion, counsel to Conectiv shall be entitled to rely upon representations of officers of Parent and Conectiv in form and substance reasonably satisfactory to such counsel.

                 (d)      Parent Material Adverse Effect.  Except
as set forth in the Parent Disclosure Schedules or in the Parent SEC Reports filed prior to the date of this Agreement, no Material Adverse Effect on Parent shall have occurred and there shall exist no fact or circumstance which would reasonably be expected to have a Material Adverse Effect on Parent.

                               ARTICLE VII

                        TERMINATION AND AMENDMENT

                 7.1.     Termination.  This Agreement may be
terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Mergers by the stockholders of Conectiv or Parent:

                 (a)      By mutual written consent of Parent and
Conectiv, by action of their respective Boards of Directors;

                 (b)      By either Conectiv or Parent if the
Effective Time shall not have occurred on or before the 18 month anniversary date of the date of this Agreement (the "Termination Date"); provided, however, that the right to terminate this Agreement under this
Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including without limitation
Section 5.4) has to any extent been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date; provided, further, that if, on such anniversary date, (i) the condition set forth in Section 6.1(d) has not been satisfied or waived, (ii) all of the other conditions to the consummation of the Mergers set forth in
Article VI have been satisfied or waived or can readily be satisfied and
(iii) any approvals required in order for the condition set forth in
Section 6.1(d) to be satisfied that have not yet been obtained are being pursued diligently and in good faith, then the Termination Date shall, without any action by any of the parties, be extended to the date that is six months after such anniversary date;

                 (c)      By either Conectiv or Parent if any
Governmental Entity shall have issued an order, decree or ruling or taken any other action (which the parties shall have used reasonable best efforts to resist, resolve or lift, as applicable, in accordance with
Section 5.4) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this
Section 7.1(c) shall not be available to any party whose failure to comply with Section 5.4 has to any extent been the cause of such action or inaction;

                 (d) By either Conectiv or Parent (i) if the Required Conectiv Vote shall not have been obtained by reason of the failure to obtain the Required Conectiv Vote upon the taking of such vote at a duly held meeting of stockholders of Conectiv, or at any adjournment thereof or (ii) if the Required Parent Vote shall not have been obtained by reason of the failure to obtain the Required Parent Vote upon the taking of such vote at a duly held meeting of stockholders of Parent, or at any adjournment thereof;

                 (e)      By Parent (i) if the Board of Directors
of Conectiv (A) shall withdraw, or modify in any manner adverse to Parent, the Conectiv Board Approval, (B) shall approve or recommend an Acquisition Proposal or (C) shall resolve to take any of the actions specified in clauses (A) or (B) above or (ii) if there shall have occurred a material breach of the representations, warranties, covenants or agreements of Conectiv contained in this Agreement such that the conditions set forth in Sections 6.2(a) and (b) would not be satisfied by the Termination Date and such breach shall not have been remedied within 30 Business Days after receipt by Conectiv of notice in writing by Parent, specifying the nature of such breach and requesting that it be remedied; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(e)(ii) if Parent, HoldCo, Merger Sub A or Merger Sub B is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

                 (f)      By Conectiv (i) if the Board of
Directors of Conectiv shall approve a Superior Proposal; provided, however, that, prior to any such approval, Conectiv shall, and shall cause its financial and legal advisors to, provide Parent with a reasonable opportunity (not to exceed a period of three Business Days unless otherwise agreed in writing) to make adjustments in the terms and conditions of this Agreement sufficient to cause the Board of Directors of Conectiv to determine that such Superior Proposal no longer constitutes a Superior Proposal; provided, however, that it shall be a condition to termination by Conectiv pursuant to this Section 7.1(f)(i) that Conectiv shall have made the payment of the Conectiv Termination Fee to Parent required by Section 7.2(b) or (ii) if there shall have occurred a material breach of the representations, warranties, covenants or agreements of Parent, Merger Sub A, Merger Sub B and HoldCo contained in this Agreement such that the conditions set forth in Sections 6.3(a) and
(b) would not be satisfied by the Termination Date and such breach shall not have been remedied within 30 Business Days after receipt by Parent of notice in writing by Conectiv, specifying the nature of such breach and requesting that it be remedied; provided, that Conectiv shall not have the right to terminate this Agreement pursuant to this Section 7.1(f)(ii) if Conectiv is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

                 (g)      By Conectiv if the Board of Directors
of Parent shall withdraw, or modify in any manner adverse to Conectiv, the Parent Board Approval or shall resolve to take any such actions; and

                 (h)      By Conectiv at any time during the
three-Business Day period commencing on the date on which the Average Final Price has been determined, if the Average Final Price is less than

$16.50, subject, however, to the following: (A) if Conectiv elects to exercise its termination right pursuant to this Section 7.1(h), it shall give Parent written notice of its intention to terminate (the "Termination Notice"), which termination shall be effective at the close of business on the second Business Day following the delivery of the Termination Notice (which Termination Notice may be withdrawn by Conectiv at any time prior to the effectiveness of such termination), (B) prior to the effectiveness of the termination of this Agreement pursuant to clause
(A), Parent shall have the option (the "Option"), by giving Conectiv written notice to such effect, of either (x) adjusting (i) the Conectiv Common Stock Exchange Ratio to equal the quotient determined by dividing $21.15 by the Average Final Price and (ii) the Class A Stock Exchange Ratio to equal the quotient determined by dividing $18.35 by the Average Final Price, or (y) paying (i) under Section 1.8(b)(ii)(A)(y), the Conectiv Common Stock Share Consideration consisting of shares of HoldCo Common Stock equal to the Conectiv Common Stock Exchange Ratio and cash (the "Conectiv Common Stock Cash Top-Up") equal to the difference between $21.15 and the Conectiv Common Stock Exchange Ratio multiplied by the Average Final Price, and (ii) under Section 1.8(b)(ii)(B)(y), the Class A Share Consideration consisting of shares of HoldCo Common Stock equal to the Class A Stock Exchange Ratio and cash (the "Class A Stock Cash Top-Up") equal to the difference between $18.35 and the Class A Stock Exchange Ratio multiplied by the Average Final Price or (z) any combination of adjusting the amount of stock consideration pursuant to clause (x) or paying additional cash consideration pursuant to clause (y) (such combination to be in the same proportion with respect to the Conectiv Common Stock and the Class A Stock) provided that the sum of (I) the Conectiv Common Stock Cash Top-Up and (II) the Conectiv Common Stock Exchange Ratio, as adjusted, multiplied by the Average Final Price, equals $21.15, and that the sum of (III) the Class A Stock Cash Top-Up and (IV) the Class A Stock Exchange Ratio, as adjusted, multiplied by the Average Final Price, equals $18.35 and (C) if Parent exercises the Option, then this Agreement shall not terminate pursuant to this Section 7.1(h) and this Agreement shall remain in effect in accordance with its terms (except as modified pursuant to this Section 7.1(h)), and any references in this Agreement to the terms "the Conectiv Common Stock Exchange Ratio", "the Class A Stock Exchange Ratio", "the Conectiv Common Stock Share Consideration" and "the Class A Share Consideration" shall thereafter be deemed to refer to such terms, as modified pursuant to this
Section 7.1(h).

                 7.2.     Effect of Termination.  (a)  In the
event of termination of this Agreement by either Conectiv or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or Conectiv or their respective officers or directors except with respect to the third sentence of Section 5.3, Section 5.7, this Section 7.2 and
Article VIII; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                 (b)      Parent and Conectiv agree that Conectiv
shall pay to Parent the sum of $60 million (the "Conectiv Termination Fee") solely as follows: (i) if Conectiv shall terminate this Agreement pursuant to Section 7.1(f)(i), or (ii) if (A) Conectiv or Parent shall terminate this Agreement pursuant to Section 7.1(d)(i) due to the failure of Conectiv's stockholders to adopt this Agreement, (B) at any time after the date of this Agreement and at or before the time of the Conectiv Stockholders Meeting, a bona fide Acquisition Proposal shall have been made public and not been withdrawn and (C) within 12 months of the termination of this Agreement, Conectiv enters into a definitive agreement with a third party with respect to an Acquisition Proposal (which is subsequently consummated) or an Acquisition Proposal is consummated, or (iii) if Parent shall terminate this Agreement pursuant to Section 7.1(e)(i) (unless the action of the Board of Directors of Conectiv giving rise to such termination right was caused by Parent entering into a definitive agreement with respect to a merger, recapitalization, consolidation, business combination, sale of substantially all assets, tender offer, exchange offer, share exchange or similar transaction involving Parent (a "Parent Transaction") which could reasonably be expected to materially delay or impede the consummation of the Mergers) (provided that, for purposes of clause (ii) of this Section 7.2(b), the term Acquisition Proposal shall have the meaning assigned to such term in Section 5.5 except that the references to "15% or more" in the definition of "Acquisition Proposal" shall each be deemed to be a reference to "35% or more").

                 (c)      Conectiv and Parent agree that Parent
shall pay to Conectiv the sum of $60 million (the "Parent Termination Fee") solely as follows: (i) if Conectiv shall terminate this Agreement pursuant to Section 7.1(g), or (ii) if (A) Conectiv or Parent shall terminate this Agreement pursuant to Section 7.1(d)(ii) due to the failure of the stockholders of Parent to adopt this Agreement, (B) at any time after the date of this Agreement and at or before the time of the Parent Stockholders Meeting, a bona fide proposal with respect to a Parent Transaction shall have been made public and not withdrawn and (C) within 12 months of the termination of this Agreement, Parent enters into a definitive agreement with a third party with respect to a Parent Transaction (which is subsequently consummated) or a Parent Transaction is consummated.

                 (d)      The Conectiv Termination Fee required
to be paid pursuant to clause (i) of Section 7.2(b) shall be made prior to, and shall be a pre-condition to the effectiveness of, the termination of this Agreement by Conectiv pursuant to Section 7.1(f)(i). The Conectiv Termination Fee required to be paid pursuant to clause (ii) of Section 7.2(b) shall be made to Parent not later than five Business Days after the consummation of the applicable Acquisition Proposal. The Conectiv

Termination Fee required to be paid pursuant to clause (iii) of Section 7.2(b) shall be made to Parent not later than five Business Days after the termination of this Agreement.

                 (e)      The Parent Termination Fee required to
be paid pursuant to clause (i) of Section 7.2(c) shall be made to Conectiv not later than five Business Days after the termination of this Agreement. The Parent Termination Fee required to be paid pursuant to clause (ii) of Section 7.2(c) shall be made to Conectiv not later than five Business Days after the consummation of the applicable Parent Transaction.

                 (f)      All payments under this Section 7.2
shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

                 7.3.     Amendment.  This Agreement may be
amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Mergers by the stockholders of Conectiv, Parent, Merger Sub A and Merger Sub B, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                 7.4.     Extension; Waiver.  At any time prior
to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                               ARTICLE VIII

                            GENERAL PROVISIONS

                 8.1.     Non-Survival of Representations,
Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this
Article VIII. Nothing in this Section 8.1 shall relieve any party for any breach of any representation, warranty, covenant or other agreement in this Agreement occurring prior to termination.

                 8.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or
(c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

                 (a)      if to Parent or HoldCo, to

                          Potomac Electric Power Company
                          1900 Pennsylvania Avenue, N.W.
                          Washington, D.C. 20068
                          Fax: (202) 331-6485
                          Attention: Chief Executive Officer

                          with a copy to

                          LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                          125 West 55th Street
                          New York, NY  10019
                          Fax:  (212) 424-8500
                          Attention:  William S. Lamb, Esq.

                 (b)      if to Conectiv to

                          Conectiv
                          800 King Street
                          Wilmington, Delaware  19899
                          Fax: (302) 429-3367
                          Attention:   Chief Executive Officer
                          with a copy to

                          Simpson Thacher & Bartlett
                          425 Lexington Avenue
                          New York, New York  10017-3954
                          Fax:  (212) 455-2502
                          Attention:  James M. Cotter and Casey Cogut

                 8.3.     Interpretation.  When a reference is
made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

                 8.4.     Counterparts. This Agreement may be
executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

                 8.5.     Entire Agreement; Third Party Beneficiaries.
(a) This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreements, which shall survive the execution and delivery of this Agreement.

                 (b)      This Agreement shall be binding upon
and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.6 and Section 5.8 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

                 8.6.     GOVERNING LAW.  THIS AGREEMENT SHALL BE
GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF
DELAWARE.

                 8.7.     Severability.  If any term or other
provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

                 8.8.     Assignment.  Neither this Agreement nor
any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                 8.9.     Submission to Jurisdiction; Waivers.
Each of HoldCo, Parent, Merger Sub A, Merger Sub B and Conectiv irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, or in the United States Courts in or for the District of Delaware, in each case having subject matter jurisdiction, and each of HoldCo, Parent, Merger Sub A, Merger Sub B and Conectiv hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of HoldCo, Parent, Merger Sub A, Merger Sub B and Conectiv hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 8.9, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. This Agreement does not involve less than $100,000, and the parties intend that 6 Del.C. Section 2708 shall apply to this Agreement.

                 8.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

                 8.11.    Definitions.  As used in this
Agreement:

                 (a)      "Benefit Plans" means, with respect to
any Person, each employee benefit plan, program, arrangement and contract (including any "employee benefit plan," as defined in Section 3(3) of ERISA, and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, arrangement and contract) in effect on the date of this Agreement that covers current or former employees, consultants or directors of such Person or any of its Subsidiaries, to which such Person or its Subsidiary is a party, which is maintained or contributed to by such Person, or with respect to which such Person could incur material liability under Section 4069, 4201 or 4212(c) of ERISA.

                 (b)      "Board of Directors" means the Board of
Directors of any specified Person and any committees thereof.

                 (c)      "Business Day" means any day on which
banks are not required or authorized to close in The City of New York.

                 (d)      "knowledge" when used with respect to
any party means the knowledge, after reasonable investigation, of any executive officer of such party.

                 (e)      "Material Adverse Effect" means, with
respect to any entity, any change or effect that would be materially adverse to the business, financial condition or results of operations of such entity and its subsidiaries taken as a whole, other than any change or effect resulting from (i) changes in economic conditions, (ii) the announcement and performance of this Agreement and the transactions contemplated hereby and compliance with the covenants set forth herein,
(iii) changes or developments in the industries in which such entity and its subsidiaries operate, (iv) any failure to consummate the transactions contemplated by any of the agreements identified in Section 8.11(e)(iv) of the Conectiv Disclosure Schedule or (v) any other item identified in
Section 8.11(e)(v) of the Conectiv Disclosure Schedule.

                 (f)      "the other party" means, with respect
to Conectiv, Parent and means, with respect to Parent, Conectiv.

                 (g)      "Person" means an individual,
corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

                 (h)      "Subsidiary" when used with respect to
any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership), (ii) at least a majority of the securities or other interests of which have by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization or (iii) that is directly or indirectly controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

                 (i)      "Superior Proposal" means a bona fide
written Acquisition Proposal that the Board of Directors of Conectiv concludes in good faith (after consultation with its financial advisors and legal counsel), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, (i) would, if consummated, result in a transaction that is more favorable to Conectiv's stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed, including, but not limited to, that the Person or group making the proposal will have adequate sources of financing to complete the Acquisition Proposal (provided that for purposes of this definition the term Acquisition Proposal shall have the meaning assigned to such term in Section 5.5 except that the references to "15% or more" in the definition of "Acquisition Proposal" shall each be deemed to be a reference to "a majority").

                 (j)     "Trading Day" means a day on which the
NYSE is open for business.

                 8.12.    Other Agreements.  The parties hereto
acknowledge and agree that, except as otherwise expressly set forth in this Agreement, the rights and obligations of Conectiv and Parent under any other agreement between the parties shall not be affected by any provision of this Agreement.

                       ____________________________
                        [Intentionally Left Blank]

                 IN WITNESS WHEREOF, Parent, HoldCo and Conectiv have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first above written.
                                  POTOMAC ELECTRIC POWER COMPANY


                                  By:     /s/ John M. Derrick, Jr.
                                          ____________________________
                                          Name:   John M. Derrick, Jr.
                                          Title:  Chairman and CEO



                                  NEW RC, INC.


                                  By:      /s/ Dennis R. Wraase
                                           ______________________________
                                           Name:   Dennis R. Wraase
                                           Title:  President



                                  CONECTIV


                                  By:      /s/ Howard E. Cosgrove
                                           ______________________________
                                           Name:   Howard E. Cosgrove
                                           Title:  Chairman and CEO